Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

BOOMERANG MEDIA HOLDINGS I LLC,

BOOMERANG MEDIA HOLDINGS II LLC

and

DREAMWORKS ANIMATION SKG, INC.

July 20, 2012

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		24
6.01	Organization and Organizational Power	24
6.02	Authorization	24
6.03	No Violation	25
6.04	Governmental Consents	25
6.05	Litigation	25
6.06	Brokerage	25
6.07	Investment Representation	25
6.08	Financing	26

ARTICLE VII COVENANTS OF THE COMPANY AND THE SELLER		26
7.01	Conduct of the Business	26
7.02	Access to Books and Records	28
7.03	Regulatory Filings	29
7.04	Further Action	29
7.05	Exclusive Dealing	30
7.06	Notification	30
7.07	Non-Solicitation	31

ARTICLE VIII COVENANTS OF THE PURCHASER		31
8.01	Access to Books and Records	31
8.02	Notification	31
8.03	Director and Officer Liability and Indemnification	32
8.04	Employment and Benefit Arrangements	33
8.05	Regulatory Filings	34
8.06	Conditions	34
8.07	Contact with Customers and Suppliers	34

ARTICLE IX INDEMNIFICATION		35
9.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions	35
9.02	Indemnification from the Escrow Account for the Benefit of the Purchaser	35
9.03	Indemnification by the Purchaser for the Benefit of the Seller	37
9.04	Mitigation	38
9.05	Defense of Third Party Claims	38
9.06	Determination of Loss Amount	39
9.07	Acknowledgment of the Purchaser	40

ARTICLE X TERMINATION		41
10.01	Termination	41
10.02	Effect of Termination	42

ARTICLE XI ADDITIONAL COVENANTS		42
11.01	Disclosure Generally	42
11.02	Provision Respecting Legal Representation	42
11.03	Tax Matters	43

ARTICLE XII DEFINITIONS		48
12.01	Definitions	48
12.02	Other Definitional Provisions	54
12.03	Index of Defined Terms	54

ARTICLE XIII MISCELLANEOUS		55
13.01	Press Releases and Communications	55
13.02	Expenses	55
13.03	Knowledge Defined	56
13.04	Notices	56
13.05	Assignment	57
13.06	Severability	57
13.07	References	57
13.08	Construction	58
13.09	Amendment and Waiver	58
13.10	Complete Agreement	59
13.11	Third-Party Beneficiaries	59
13.12	Waiver of Trial by Jury	59
13.13	Purchaser Deliveries	59
13.14	Delivery by Electronic Transmission	59
13.15	Counterparts	60
13.16	Governing Law	60
13.17	Jurisdiction	60
13.18	No Recourse	60
13.19	Specific Performance	60

INDEX OF EXHIBITS

Exhibit A	Calculation of Net Working Capital as of February 29, 2012
Exhibit B	Rules of Engagement for Valuation Firm
Exhibit C	Form of Escrow Agreement
Exhibit D	Target Net Working Capital Amount
Exhibit E	Restructuring Steps

INDEX OF SCHEDULES

Affiliated Transactions Schedule
Authorization Schedule
Brokerage Schedule
Capitalization Schedule
Compliance with Laws Schedule
Conduct of Business Schedule
Contracts Schedule
Developments Schedule
Employee Benefits Schedule
Employees Schedule
Environmental Schedule
Financial Statements Schedule
Governmental Consents Schedule
Indebtedness Schedule
Insurance Schedule
Intellectual Property Schedule
Leased Real Property Schedule
Liens Schedule
Litigation Schedule
Seller Consents Schedule
Subsidiaries Schedule
Taxes Schedule
Transaction Expenses Schedule

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of July 20, 2012, is made by and among Boomerang Media Holdings II LLC, a Delaware limited liability company (the “Company”), DreamWorks Animation SKG, Inc., a Delaware corporation (the “Purchaser”), and Boomerang Media Holdings I LLC, a Delaware limited liability company (the “Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.

WHEREAS, the Seller is the record and beneficial owner of 1,000 common units of the Company (the “Units”);

WHEREAS, the Units represent all of the issued and outstanding equity securities (and rights to acquire equity securities) of the Company;

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Units;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of the Purchaser to enter into this Agreement, Eric Ellenbogen and John Engelman have executed employment agreements with respect to their employment with the Company following the consummation of the transactions contemplated hereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of the Purchaser to enter into this Agreement, certain Affiliates of the Company have entered into the Limited Guaranty dated as of the date of this Agreement (the “Limited Guaranty”) pursuant to which such Affiliates have agreed, subject to the terms and conditions set forth therein, to fund certain Tax-related indemnification obligations set forth in this Agreement to the extent that insufficient funds are available in the Escrow Account to fund such obligations.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF UNITS

1.01 Sale and Purchase of Units. Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, transfer and deliver to the Purchaser at the Closing, and the Purchaser agrees that it shall purchase and accept delivery from the Seller of all of the Units, which Units shall constitute all of the outstanding equity securities (and rights to acquire equity securities) of the Company, free and clear of any Liens.

1.02 Consideration. As consideration for the Units, the Purchaser shall pay to the Seller, in the manner described herein, an amount equal to the Closing Cash Consideration plus the Additional Consideration (the “Purchase Price”).

1.03 Closing Calculations. Not less than two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Purchaser its good faith estimate of (i) Cash (the “Estimated Cash”), (ii) Indebtedness (the “Estimated Indebtedness”) and (iii) Net Working Capital (the “Estimated Net Working Capital Amount”).

1.04 Final Closing Balance Sheet Calculation. As promptly as possible, but in any event within sixty (60) days after the Closing Date, the Purchaser will deliver to the Seller a consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement showing the calculation of Cash, Indebtedness and Net Working Capital derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Statement”). The Closing Balance Sheet shall be prepared, and Cash, Indebtedness and Net Working Capital shall be determined (including for purposes of Section 1.03), on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the calculation of Net Working Capital as of February 29, 2012 set forth on Exhibit A and, to the extent not specified on Exhibit A, in the preparation of the Latest Balance Sheet, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness and Net Working Capital and the related purchase price adjustment contemplated by this Section 1.04 is to (i) measure the amount of Cash and Indebtedness and (ii) measure changes in Net Working Capital against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Cash, Indebtedness or Net Working Capital. To the extent that the calculation of the Net Working Capital corrects an error or inconsistency or noncompliance with an accounting procedure that was used in the calculation of the Target Net Working Capital Amount, then the Target Net Working Capital Amount shall be reduced or increased as a result of such error, inconsistency or noncompliance, as appropriate, to correct such error, inconsistency or noncompliance. During the forty-five (45) day period following the Seller’s receipt of the Preliminary Statement and until final resolution hereunder, the Seller and its accountants and other representatives shall be permitted reasonable access to review the Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Preliminary Statement. The Seller and its accountants and other representatives may make inquiries of the Purchaser, the Company and their respective accountants regarding questions concerning or disagreements with the Preliminary Statement arising in the course of their review thereof, and the Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. At the request of the Seller, the Company shall permit any person who is employed by the Company or its Affiliates after the Closing to reasonably assist the Seller in its review of the Preliminary Statement and any objections or disputes with respect thereto. If the Seller has any objections to the Preliminary Statement, the Seller shall deliver to the Purchaser a statement (an “Objections Statement”) that shall (A) specify in reasonable detail the nature of any disagreement so asserted and (B) only include disagreements based on mathematical errors or based on Cash, Indebtedness or Net Working Capital not being calculated in accordance with this Agreement. If an Objections Statement is not delivered to the Purchaser within forty-five (45) days after delivery of the Preliminary Statement to the Seller, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. The Seller and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, the Seller and the Purchaser shall submit to Duff & Phelps Corporation or, if Duff & Phelps Corporation is not available, another independent accounting or valuation firm acceptable to the Seller and the Purchaser (the “Valuation Firm”) for resolution any and all matters that remain in dispute and which were properly included in the Objections Statement. Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm shall make a final determination of Cash, Indebtedness and Net Working Capital, and the resulting Final Cash Consideration calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit B. The parties will cooperate with the Valuation Firm during the term of its engagement. The determination of Cash, Indebtedness and Net Working Capital as of the open of business on the Closing Date, and the resulting Final Cash Consideration calculated with reference thereto, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties.

1.05 Post-Closing Adjustment Payment. If the Final Cash Consideration is greater than the Closing Cash Consideration, the Purchaser shall promptly (but in any event within five (5) Business Days after the date on which the Final Cash Consideration is finally determined pursuant to Section 1.04) pay to the Seller the amount of such excess, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser. If the Final Cash Consideration is less than the Closing Cash Consideration, the Seller shall promptly (but in any event within five (5) Business Days after the date on which the Final Cash Consideration is finally determined pursuant to Section 1.04) cause the Escrow Agent to pay to the Purchaser from the Escrow Account the amount of such difference by wire transfer of immediately available funds to one or more accounts designated by the Purchaser to the Seller. The Seller shall not have any liability for any amounts due pursuant to Section 1.04 or this Section 1.05 except to the extent of the funds available in the Escrow Account.

ARTICLE II

THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP (“K&E”) located at 300 North LaSalle Street, Chicago, Illinois 60654, at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article III hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction of such conditions) or on such other date as is mutually agreeable to the Purchaser and the Seller. The date and time of the Closing are referred to herein as the “Closing Date”.

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a) the Purchaser shall deliver to the Seller the Closing Cash Consideration by wire transfer of immediately available funds to the account(s) designated by the Seller at least two (2) Business Days prior to the Closing Date;

(b) the Purchaser shall deposit $15,500,000 (the “Escrow Amount”) into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) by and among the Purchaser, the Seller and Wells Fargo, N.A., as escrow agent (the “Escrow Agent”), substantially in the form of Exhibit C attached hereto, to be distributed in accordance with the terms of this Agreement and the Escrow Agreement;

(c) the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness set forth on the Indebtedness Schedule, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(d) the Seller shall deliver to the Purchaser unit certificates representing all of the Units, free and clear of all Liens, which certificates shall be endorsed to the Purchaser or accompanied by security powers duly executed in blank;

(e) the Purchaser, the Company and the Seller shall make such other deliveries as are required by Article III hereof; and

(f) simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Seller and the Company (as applicable), the Transaction Expenses by wire transfer of immediately available funds as directed by the Seller.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in the first two sentences of Section 4.04, in Section 4.06(a) and in Section 5.03 shall be true and correct in all respects as of the Closing Date as though then made;

(b) The representations and warranties set forth in Section 4.04 (other than those specified in Section 3.01(a)) and in the last four sentences of Section 4.02 shall be true and correct in all material respects as of the Closing Date as though then made;

(c) The representations and warranties set forth in Article IV and Article V (other than those representations and warranties that are specified in Sections 3.01(a) and 3.01(b)) shall be true and correct as of the Closing Date as though then made (other than those representations and warranties that expressly address matters as of specified dates, which shall be true and correct as of such dates), in each case without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties, except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect;

(d) Each of the Seller and the Company shall have performed in all material respects all of the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;

(e) The applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated;

(f) No judgment, decree or order of any Governmental Entity shall be in effect which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(g) The Seller or the Company, as applicable, shall have delivered to the Purchaser each of the following:

(i) a certificate of each of the Seller and the Company, dated as of the Closing Date, stating that the preconditions specified in Sections 3.01(a), 3.01(b), 3.01(c) and 3.01(d), as they relate to the Seller and the Company, respectively, have been satisfied; and

(ii) the Seller shall have delivered to the Purchaser a certificate duly completed pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder certifying that the Seller is a U.S. person;

(h) Neither Eric Ellenbogen nor John Engelman shall have died or suffered a Disability;

(i) The Escrow Agent and the Seller shall have executed and delivered the Escrow Agreement to the Purchaser; and

(j) The Limited Guaranty shall be in full force and effect.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.

3.02 Conditions to the Seller’s Obligations. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article VI of this Agreement shall be true and correct in all material respects as of the Closing Date as though then made (other than those representations and warranties that expressly address matters as of specified dates, which shall be true and correct in all material respects as of such dates), in each case without giving effect to materiality or similar phrases in the representations and warranties;

(b) The Purchaser shall have performed in all material respects all the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated;

(d) No judgment, decree or order of any Governmental Entity shall be in effect which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) The Purchaser shall have delivered to the Seller a certificate of the Purchaser, dated as of the Closing Date, stating that the preconditions specified in Sections 3.02(a) and 3.02(b) have been satisfied; and

(f) The Escrow Agent and the Purchaser shall have executed and delivered to the Seller the Escrow Agreement.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each of the Seller and the Company represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, that the statements in this Article IV are correct and complete, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections; provided, however, that each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent its relevance is reasonably apparent on its face.

4.01 Organization and Organizational Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. Complete and correct copies of the organizational documents of the Company (as amended and in effect as of the date hereof) have been made available to the Purchaser.

4.02 Subsidiaries. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, other than as set forth on the Subsidiaries Schedule. Each of the Subsidiaries listed on the Subsidiaries Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified would not have a Material Adverse Effect. Complete and correct copies of the organizational documents of each Subsidiary (as amended and in effect as of the date hereof) have been made available to the Purchaser. Other than as set forth on the Capitalization Schedule, the Company owns, directly or indirectly, beneficially and of record, all issued and outstanding equity interests in its Subsidiaries. All of the outstanding equity interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Other than as set forth on the Capitalization Schedule, no Subsidiary of the Company has any equity securities or securities containing any equity features issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements outstanding which provide for the sale or issuance of any of the foregoing by any Subsidiary of the Company. Except as set forth on the Capitalization Schedule, there are no agreements or other obligations (contingent or otherwise) which require any of the Company’s Subsidiaries to repurchase or otherwise acquire any shares of any of the Company’s Subsidiaries’ equity securities.

4.03 Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination under, result in the creation of any material Lien upon any material assets of the Company or its Subsidiaries under, or require any material authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Entity under, the provisions of the Company’s or its Subsidiaries’ certificates or articles of formation or incorporation or bylaws or similar organizational documents or any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company or its Subsidiaries is bound, or any Law to which the Company or its Subsidiaries is subject. Assuming that this Agreement is a valid and binding obligation of the Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights generally and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04 Capitalization. The issued and outstanding equity interests of the Company consist solely of the Units, all of which are owned of record and beneficially by the Seller, and all of the Units have been duly authorized and validly issued. Other than as set forth on the Capitalization Schedule, the Company does not have any equity securities or securities containing any equity features issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on the Capitalization Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire any shares of the Company’s equity securities or any voting trusts or agreements, shareholder agreements, proxies or other contracts in effect with respect to the governance of the Company or the voting or transfer of any shares of, or other equity interests in, the Company. There are no accrued or unpaid dividends with respect to any issued and outstanding Units.

4.05 Financial Statements. The Financial Statements Schedule attached hereto consists of the Company’s (as successor-in-interest to the business of Boomerang Media Holdings, LLC as a result of the 2012 Reorganization) audited consolidated balance sheet as of February 29, 2012 (the “Latest Balance Sheet”), the Company’s (as successor-in-interest to the business of Boomerang Media Holdings, LLC as a result of the 2012 Reorganization) audited consolidated balance sheet as of February 28, 2011, and the related statements of income and cash flows for the twelve-month periods then ended (collectively, the “Financial Statements”). Except as set forth on the attached

Financial Statements Schedule, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole, and as successors-in-interest to the business of Boomerang Media Holdings, LLC as a result of the 2012 Reorganization) as of the times and for the periods referred to therein. Neither the Company nor any of its Subsidiaries has any liabilities or obligations that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet, other than liabilities and obligations (x) included or disclosed in the Latest Balance Sheet, (y) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet or (z) incurred directly in connection with this Agreement or the transactions contemplated hereby (excluding, in the case of this clause (z), any such liabilities or obligations directly resulting from the 2012 Reorganization). GTCR/Boomerang Holdings/B Corp., a Delaware corporation and a Subsidiary of the Company after giving effect to the 2012 Reorganization, (A) has not incurred any liabilities or other obligations, (B) does not own any assets other than equity interests in Entertainment Rights US Holdings, LLC, a Delaware limited liability company and a Subsidiary of the Company (“ERUSH”), and (C) has not conducted any operations or other activities other than activities incidental to its ownership of equity interests of GTCR/Boomerang Holdings/B, LP and of ERUSH and its participation in the 2012 Reorganization.

4.06 Absence of Certain Developments.

(a) Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect.

(b) Except as set forth on the Developments Schedule or except as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet to the date hereof, neither the Company nor any of its Subsidiaries has:

(i) borrowed any amount or incurred or become subject to any material liabilities (other than liabilities incurred in the Ordinary Course of Business, liabilities under contracts entered into in the Ordinary Course of Business and borrowings from banks (or similar financial institutions) incurred to meet Ordinary Course of Business working capital requirements and liabilities under this Agreement);

(ii) mortgaged or pledged any Key Entertainment Property (or any portion thereof or rights thereto) or any other material asset or material portion of its assets, except Permitted Liens;

(iii) sold, assigned or transferred any material portion of its tangible assets, except in the Ordinary Course of Business;

(iv) sold, assigned, transferred or licensed any material Intellectual Property, except for licenses of Intellectual Property in the Ordinary Course of Business or as set forth on the Intellectual Property Schedule;

(v) issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

(vi) made any investment in excess of $250,000 in, or any loan in excess of $250,000 to, any other Person (other than its Subsidiaries);

(vii) declared, set aside, or paid any distribution with respect to its equity securities (other than cash distributions) or repurchased any of its equity securities;

(viii) made any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate or commitments therefor, except for such capital expenditures or commitments that are reflected in the current budget as provided to the Purchaser prior to the date hereof;

(ix) made any loan to, or entered into any other transaction with, any of its directors or officers, except for employment contracts with any such director or officer;

(x) entered into any employment contract that would reasonably be expected to provide for total annual compensation in excess of $150,000 during the twelve (12)-month period commencing on the date hereof (other than any “at will” employment contract that may be terminated by the Company or a Subsidiary of the Company, without any payment or penalty, upon thirty (30) days or less advance notice or upon the minimum advance notice required by applicable Law) or any Collective Bargaining Agreement, or modified the terms of any such existing contract or agreement; or

(xi) taken any action that if taken after the date of this Agreement would constitute a breach of Section 7.01(b)(xiii) or 7.01(b)(xiv).

4.07 Title to Properties.

(a) Except as set forth on the Liens Schedule, the Company or its Subsidiaries own good and valid title to, or hold pursuant to valid and enforceable leases, all of the material tangible personal property used by the Company and its Subsidiaries to conduct their businesses as currently conducted, free and clear of all Liens, except for Permitted Liens.

(b) The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on the Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, and the Company or its Subsidiaries holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to the Purchaser complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases.

(c) Neither the Company nor any of its Subsidiaries owns any real property.

(d) Other than the representations and warranties contained in Sections 4.05, 4.06 and 4.11, this Section 4.07 constitutes the sole and exclusive representations and warranties of the Company with respect to any real property matters.

4.08 Tax Matters. Except as set forth on the attached Taxes Schedule:

(a)(i) The Company and its Subsidiaries have filed all material Tax Returns that they were required to file; (ii) the Company and its Subsidiaries have paid all material Taxes required to be shown as due on such Tax Returns and have withheld and paid over to the appropriate taxing authority all material Taxes that they were required to withhold from amounts paid or owing to any employee or creditor; (iii) the Latest Balance Sheet reflects, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such balance sheet; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations beyond the date hereof with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency that has not yet been either paid or resolved; and (v) no audits or administrative or judicial proceedings are pending or being conducted with respect to a material amount of Taxes of the Company or its Subsidiaries.

(b) The Company has not been a “United States real property holding corporation” within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(c) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

(d) Neither the Company nor any of its Subsidiaries has ever been considered a tax resident under the laws of any country other than the country of its incorporation or organization.

(e) Neither the Company nor any of its Subsidiaries has, within the period of six (6) years prior to the Closing, entered into transactions which, as a result of the execution of this Agreement, would trigger Tax liabilities of the Company or any of its Subsidiaries arising under §179 of the Taxation of Chargeable Gains Act (1992) or §780 of the Corporation Tax Act (2009).

(f) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Code §6707A and Regulation §1.6011-4.

(g) Neither the Company nor any of its Subsidiaries are a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits. The Company does not have any liability for any Taxes of any Person (other than itself and its current Subsidiaries) (i) as a transferee or successor or (ii) by contract or otherwise.

(h) The Company has not filed any Tax Return as part of any consolidated, combined, affiliated, aggregate or unitary group.

(i) No Liens for Taxes exist with respect to any assets or properties of the Company, except for statutory Liens for taxes not yet due.

(j) The Company is a disregarded entity for U.S. Federal income tax purposes. The Subsidiaries listed on Part A of the Subsidiaries Schedule have been corporations for U.S. Federal income tax purposes at all times since they became Subsidiaries of the Company. The Subsidiaries listed on Part B of the Subsidiaries Schedule have been disregarded entities for U.S. Federal income tax purposes at all times since they became Subsidiaries of the Company. The Subsidiaries listed on Part C of the Subsidiaries Schedule have been partnerships for U.S. Federal income tax purposes at all times since they became Subsidiaries of the Company.

(k) No Company Employee will receive any “excess parachute payment” (within the meaning of Section 280G of the Code). No such employee is entitled to any gross-up, make-whole or other additional payment from the Company in respect of any Tax (including Taxes imposed under Section 4999 or 409A of the Code) or interest and penalty related thereto.

(l) None of the restructuring steps described on Exhibit E of this Agreement (such steps collectively, the “2012 Reorganization”) undertaken by the Seller or any of its Affiliates will result in any material pre-Closing Taxes of the Company or any of its Subsidiaries or directly result in any other material pre-Closing Taxes.

Other than the representations and warranties contained in Sections 4.05, 4.06 and 4.11, this Section 4.08 constitutes the sole and exclusive representations and warranties of the Company with respect to any Tax matters.

4.09 Contracts and Commitments.

(a) Except as set forth on the attached Contracts Schedule and except for agreements entered into by the Company or its Subsidiaries after the date hereof in accordance with Section 7.01, neither the Company nor any of its Subsidiaries is party to any of the following (each, a “Material Contract”):

(i) collective bargaining agreement or similar agreement with any labor union or any agreement with any works councils, labor unions or other employee representatives (each, a “Collective Bargaining Agreement”, but excluding, for the avoidance of doubt, any collective bargaining agreements that are the subject of Section 4.10(d) and to which neither the Company nor any of its Subsidiaries is a party);

(ii) written bonus, pension, employee profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.13 or the Disclosure Schedules relating thereto;

(iii) joint venture, partnership or limited liability company agreement in which the Company or any of its Subsidiaries has an interest;

(iv) agreement for the employment of any officer, individual employee or other Person on a full-time or consulting basis that provided for total annual compensation in excess of $150,000 during the trailing twelve (12)-month period ending on the date of the Latest Balance Sheet or that would reasonably be expected to provide for total compensation in excess of such amount during the twelve-month period commencing on the date hereof (other than any “at will” employment agreement that may be terminated by the Company or a Subsidiary of the Company, without any payment or penalty, upon 30 days or less advance notice or upon the minimum advance notice required by applicable Law);

(v) indenture or other agreement relating to (A) the borrowing of money, (B) mortgaging, pledging or otherwise placing a Lien on any material asset or material portion of the assets of the Company and its Subsidiaries (other than Permitted Liens) or (C) any loan, future advance or capital contribution to, or investment in, another Person (other than to or in the Company or its Subsidiaries, extensions of trade credit in the Ordinary Course of Business and fully satisfied obligations);

(vi) lease or agreement under which it is lessee of, or holds or operates any property owned by any other party, for which the annual rental exceeds $250,000;

(vii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, for which the annual rental exceeds $250,000;

(viii) agreement or group of related agreements with the same party reasonably likely to generate sales revenues or require expenditures in an amount in excess of $500,000 per annum individually or $1,000,000 per annum in the aggregate;

(ix) agreement (other than any customary non-disclosure agreement) that relates to the disposition or acquisition of material assets by the Company or its Subsidiaries, or any completed merger or business combination with respect to the Company or any of its Subsidiaries within the period of two (2) years prior to the date of this Agreement, or any such transaction that is currently pending;

(x) agreement between the Company or any of its Subsidiaries, on the one hand, and any current director, officer, employee, equity holder or Affiliate of the Company or any of its Subsidiaries, on the other hand, except for any agreement for the employment of any officer, individual employee or other person on a full-time or consulting basis;

(xi) agreement that contains any non-competition or exclusive dealing arrangement that limits the ability of the Company or any of its Subsidiaries (or any of their Affiliates) to compete in any line of business, geographic area or with any other Person, excluding provisions of exclusive license agreements with respect to Intellectual Property that restrict the exploitation of such licensed Intellectual Property by the Company or any of its Affiliates;

(xii) agreement that is material to the Company or any of its Subsidiaries that would require the consent of any third party in connection with the execution or performance of this Agreement or the consummation of the transactions contemplated hereby;

(xiii) agreement with any Governmental Entity that is material to the Company or any of its Subsidiaries;

(xiv) agreement involving the settlement of any action, liability or threatened action with respect to which any unpaid amount exceeds $250,000;

(xv) license or royalty agreement relating to the use of any third-party Intellectual Property for which the royalty payments due to a third-party or to the Company, as the case may be, exceeded $250,000 during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet or would reasonably be expected to exceed such amount in the twelve-month period commencing on the date hereof;

(xvi) license or royalty agreement relating to the use, distribution or other exploitation by a third party of any Entertainment Property owned by the Company or its Subsidiaries for which the royalty payments or any other payments due to the Company or any of its Subsidiaries exceeded $250,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet or would reasonably be expected to exceed such amount in the twelve-month period commencing on the date hereof;

(xvii) contract entered into with respect to one or more Key Entertainment Properties granting to any third party any exclusive rights, “most favored nation” rights, rights of refusal or rights of first negotiation to distribute (other than with respect to discrete television licenses for individual Key Entertainment Properties entered into in the Ordinary Course of Business), develop, greenlight or produce any productions that are derivative of any of the Key Entertainment Properties set forth on Section 4.10(a)(ii) of the Intellectual Property Schedule or the “Groovie Goolies” or “Cricket on the Hearth” Key Entertainment Properties set forth on Section 4.10(a)(iii) of the Intellectual Property Schedule (or any derivative work based in whole or in part thereon); or

(xviii) agreement that by its terms restricts the activities of or purports to bind any Affiliate of the Company other than the Company’s Subsidiaries.

(b) Except as set forth on the Contracts Schedule, true and correct copies of all written contracts which are referred to on the Contracts Schedule have been made available to the Purchaser.

(c) Neither the Company nor any of its Subsidiaries is in default in any material respect under, or in material breach or material violation of, any Material Contract, and each such Material Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights generally and general principles of equity affecting the availability of specific performance and other equitable remedies. To the knowledge of the Company, each other party to each Material Contract has performed all material obligations required to be performed by it under such Material Contract. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice during the last twelve (12) months that any party intends to terminate or request a material amendment to any Material Contract.

4.10 Intellectual Property/Entertainment Properties.

(a) Ownership. Section 4.10(a)(i) of the Intellectual Property Schedule contains a true and correct list of all registered Intellectual Property owned by the Company or any of its Subsidiaries that is material to the operation of the business of the Company as presently conducted. To the extent set forth on Section 4.10(a)(ii) and Section 4.10(a)(iii) of the Intellectual Property Schedule and subject to the limitations described in Section 4.10(g) and Section 4.10(h), as applicable, the Company or its Subsidiaries owns or is licensed the exclusive (i) right to license, exhibit and exploit each of the Key Entertainment Properties, and (ii) Ancillary and Subsidiary Rights for New Productions (as set forth on Section 4.10(a)(ii) of the Intellectual Property Schedule) or Ancillary and Subsidiary Rights for Existing Titles (as set forth on Section 4.10(a)(iii) of the Intellectual Property Schedule), respectively, in connection with each of the foregoing, in each case free and clear of any Liens (except for Permitted Liens or as set forth on the Liens Schedule) that would disturb or interfere with the exploitation thereof in a material manner (collectively, the “Key Entertainment Property Rights”). The Company acknowledges that it or its Subsidiaries has certain rights to the Entertainment Properties or characters associated with the film libraries set forth on Section 4.10(a)(iv) of the Intellectual Property Schedule.

(b) No Infringement.

(i) Key Entertainment Properties. Except as set forth on Section 4.10(b)(i) of the Intellectual Property Schedule, (x) since April 1, 2009 neither the Company nor its Subsidiaries has received any written notices of infringement or misappropriation from any third party with respect to any Intellectual Property owned by or exclusively licensed to such third party, and (y) the exploitation of the Key Entertainment Properties and the Intellectual Property related thereto that is owned by or licensed to the Company or its Subsidiaries, in each case to the extent in accordance with the Key Entertainment Property Rights, does not and will not slander, libel, defame, violate the rights of privacy or publicity, or infringe any Intellectual Property, or violate any “moral rights of authors” of any other Person. For the avoidance of doubt, this Section 4.10(b)(i) shall not be deemed to apply to any Intellectual Property or other material added by or on behalf of the Purchaser to any new productions of Key Entertainment Properties (or any derivative work based in whole or in part thereon) created after the Closing Date.

(ii) Non-Key Entertainment Properties. Except as set forth on Section 4.10(b)(ii) of the Intellectual Property Schedule, to the Company’s knowledge, the Company’s current exploitation of the Non-Key Entertainment Properties and the Intellectual Property related thereto that is owned by or licensed to the Company or its Subsidiaries, in each case in the operation of its business as presently conducted, does not and will not slander, libel, defame, violate the rights of privacy or publicity, infringe any Intellectual Property, or violate any “moral rights of authors” of any other Person.

(c) Copyright Termination.

(i) Key Entertainment Properties. Except as set forth on Section 4.10(c)(i) of the Intellectual Property Schedule, since April 1, 2009 neither the Company nor any of its Subsidiaries has received any written notice from a third party that such third party has exercised or intends to exercise any Copyright Termination with respect to any of the Key Entertainment Properties.

(ii) Non-Key Entertainment Properties. Except as set forth on Section 4.10(c)(ii) of the Intellectual Property Schedule, during the twenty four (24)-month period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from a third party that such third party has exercised or intends to exercise any Copyright Termination with respect to any of the Non-Key Entertainment Properties.

(d) Participations, Residuals, and Other Obligations. With respect to each Key Entertainment Property, the Company and its Subsidiaries, as applicable, have timely paid (or have accrued as a current liability on their financial statements in accordance with GAAP) or performed, as applicable, the following: (i) all amounts due and payable by or on behalf of such parties, if any, under all applicable collective bargaining agreements with any union or guild or any other similar contract by reason of any past or current television re-runs or theatrical, home video, television or other exhibitions or exploitations or any so called “separation of rights” or similar provisions in any of the foregoing contracts; and (ii) all non-monetary obligations required to be performed or fulfilled by the Company or any of its Subsidiaries. No participation with respect to any Key Entertainment Property is subject to acceleration in any manner whatsoever as a result or by reason of the transactions contemplated by this Agreement.

(e) Music Rights.

(i) Key Entertainment Properties. Except as set forth on Section 4.10(e)(i) of the Intellectual Property Schedule, all of the music rights contained in each Key Entertainment Property are (w) controlled by American Society of Composers, Authors and Publishers, Broadcast Music Inc., SESAC or other applicable music performing rights organization; (x) in the public domain throughout the world; (y) duly licensed or otherwise owned by the Company or one of its Subsidiaries with sufficient rights to permit its public performance in connection with the exploitation of such Key Entertainment Property by the Company or any of its Subsidiaries in accordance with the applicable Key Entertainment Property Rights; or (z) used by Company or one of its Subsidiaries in a manner consistent with industry practice, which use will not result in or give rise to a claim by a third party of illegal or unauthorized use by Company or its Subsidiaries.

(ii) Non-Key Entertainment Properties. Except as set forth on Section 4.10(e)(ii) of the Intellectual Property Schedule and to the knowledge of the Company, all of the music rights contained in each Non-Key Entertainment Property are (w) controlled by American Society of Composers, Authors and Publishers, Broadcast Music Inc., SESAC or other applicable music performing rights organization; (x) in the public domain throughout the world; (y) duly licensed or otherwise owned by the Company or one of its Subsidiaries with sufficient rights to permit its public performance in connection with the exhibition of such Non-Key Entertainment Property to the extent such Non-Key Entertainment Property is currently exploited by the Company in the operation of its business as presently conducted; or (z) used by Company or one of its Subsidiaries in a manner consistent with industry practice, which use will not result in or give rise to a claim by a third party of illegal or unauthorized use by Company or its Subsidiaries.

(f) Tangible Assets.

(i) Key Entertainment Properties. Except as set forth on Section 4.10(f)(i) of the Intellectual Property Schedule, (x) with respect to each Key Entertainment Property, the Company and its Subsidiaries own or control Tangible Assets necessary for the exploitation of the Key Entertainment Property in accordance with the applicable Key Entertainment Property Rights; (y) such Tangible Assets are stored and maintained directly by the Company or its Subsidiaries, or on its behalf, in film storage facilities or in film laboratories in accordance with recognized major motion picture studio standards for the use and preservation of such materials; and (z) to the extent any such Tangible Assets are not owned completely or directly by the Company or its Subsidiaries, the Company or its Subsidiaries has or shall have customary access sufficient to exploit such Tangible Assets in accordance with the applicable Key Entertainment Property Rights.

(ii) Non-Key Entertainment Properties. Except as set forth on Section 4.10(f)(ii) of the Intellectual Property Schedule and to the knowledge of the Company, (x) with respect to each Non-Key Entertainment Property, the Company and its Subsidiaries own or control Tangible Assets necessary for the exploitation of the Non-Key Entertainment Property in the media and manner as currently exploited by the Company in the operation of its business as presently conducted; (y) such Tangible Assets are stored and maintained directly by the Company or its Subsidiaries, or on its behalf, in film storage facilities or in film laboratories in accordance with recognized major motion picture studio standards for the use and preservation of such materials; and (z) to the extent any such Tangible Assets are not owned completely or directly by the

Company or its Subsidiaries, the Company or its Subsidiaries has or shall have customary access sufficient to exploit such Tangible Assets in the manner currently exploited by the Company in the operation of its business as presently conducted.

(g) Subsequent Production Rights. To the extent set forth on Section 4.10(a)(ii) of the Intellectual Property Schedule, the Company or its Subsidiaries owns or is licensed the exclusive (i) rights to develop, produce, license, commission, exhibit and exploit productions that are derivative of each of the Key Entertainment Properties (including sequels, remakes, prequels and spinoffs, and productions produced for any other audio, visual or audio-visual media) regardless of form (e.g., theatrical, made-for-cable, episodic television) (collectively, “Subsequent Production Rights”), (ii) rights to exploit theme park rights and live stage productions, and (iii) Ancillary and Subsidiary Rights for New Productions in connection with each of the foregoing, in each case worldwide and for the applicable term of copyright, unless otherwise identified on Section 4.10(a)(ii) of the Intellectual Property Schedule.

(h) Existing Title Rights. To the extent set forth on Section 4.10(a)(iii) of the Intellectual Property Schedule, the Company or its Subsidiaries owns or is licensed the exclusive (i) rights to license, exhibit and exploit each of the titles of the Key Entertainment Properties in the mediums identified therein, and (ii) Ancillary and Subsidiary Rights for Existing Titles in connection with any of the foregoing, in each case for the duration of time, in the forms of media, and in the territories identified on Section 4.10(a)(iii) of the Intellectual Property Schedule.

(i) Maintenance of Rights. The Company and its Subsidiaries use and have used commercially reasonable efforts to protect, confirm, register, maintain, police and enforce their rights in (i) the Key Entertainment Properties with respect to which the Company or any of its Subsidiaries owns or is licensed any rights for exploitation in accordance with the applicable Key Entertainment Property Rights, and (ii) the Intellectual Property and Non-Key Entertainment Properties with respect to which the Company or any of its Subsidiaries owns or is licensed any rights and that are currently being exploited by the Company in the operation of its business as presently conducted, including making all filings, paying all fees and executing all appropriate written agreements in connection therewith, in each case to the extent the Company or its Subsidiaries have the right to protect, confirm, register, maintain, police or enforce their rights in the applicable Intellectual Property or Entertainment Property, respectively.

(j) Green Light Control. Except as set forth on Section 4.10(j) of the Intellectual Property Schedule, no Person has any put right or other right, which, if exercised, would (i) require the Company or any of its Subsidiaries to develop, produce, finance or “green light” the development, production or financing of any Entertainment Property, or (ii) other than customary consultation and/or approval rights of third parties (including underlying rights holders, joint venture partners, directors and producers) by written contract, entitle such Person to control the manner or extent to which any Key Entertainment Property is developed, produced, financed or “green lit” by the Company or any of its Subsidiaries in accordance with the Key Entertainment Property Rights.

(k) Sole and Exclusive. Section 4.05, Section 4.06(a), Section 4.06(b)(iv), Section 4.09, this Section 4.10, Section 4.11 and Section 4.15 (it being understood that Section 4.15 may not be used as a basis for any indemnification claim by the Purchaser based upon the exploitation of any Entertainment Property or any Intellectual Property resulting in slander, libel, defamation, violation of the rights of privacy or publicity, or infringement of any Intellectual Property, or violation of any “moral rights of authors” of any other Person, all of which is addressed in Section 4.10(b)) constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to all matters relating to Intellectual Property.

4.11 Litigation. Except as set forth on the attached Litigation Schedule, (a) there are no material suits or material proceedings pending or, to the Company’s knowledge, threatened against the Company or its Subsidiaries, at law or in equity, or before or by any Governmental Entity and (b) neither the Company nor its Subsidiaries is subject to any outstanding judgment, order or decree of any court or other Governmental Entity.

4.12 Governmental Consents; Etc. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and except as set forth on the attached Governmental Consents Schedule, no material permit, consent, approval or authorization of, declaration to or filing with any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any transaction contemplated hereby.

4.13 Employee Benefit Plans.

(a) The attached Employee Benefits Schedule sets forth a complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other pension, post-retirement or employment health, medical or life, bonus, incentive, profit-sharing, deferred compensation, equity or equity-based, severance, change in control, retention, termination or other material compensation or benefit plan, program, policy or arrangement, in each case, maintained, sponsored or contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries (each such plan, program, policy or arrangement, without regard for materiality, a “Plan” and collectively, the “Plans”). With respect to each Plan, the Company has made available to the Purchaser, to the extent applicable, true and complete copies of (i) the most recent plan, trust, insurance contract for welfare benefits, any Company-owned life insurance policies or any annuity contract for any deferred compensation arrangements and any amendments thereto, (ii) the most recent summary plan description, (iii) the most recent determination letter received from the Internal Revenue Service and (iv) the most recent Form 5500 annual report as filed. No Affiliate of the Company, other than its Subsidiaries, maintains any compensation or benefit plan, program, policy or arrangement for the benefit of any Company Employee, except as set forth on the Employee Benefits Schedule, in which case the Company has made available the applicable documents set forth in the immediately preceding sentence, and, from and after the Closing, none of the Purchaser, the Company or any of their Affiliates shall have any liability with respect to such plans and arrangements.

(b) Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan, and nothing has occurred since the date of such letter that would reasonably be expected to materially adversely affect the qualified status of such Plan. All Plans (i) are registered where required by applicable Law to be so registered by the Company or any of its Subsidiaries, (ii) are in compliance in form and in operation in all material respects with their terms and are in good standing under and in all material respects in compliance with the requirements of the Code, ERISA and all other applicable Laws, regulations and jurisdictional requirements, (iii) if they are intended to qualify for special tax treatment, meet all the material requirements for such treatment and (iv) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions. The Company and its Subsidiaries are in compliance in all material respects with the terms of each Plan and all Laws and regulations applicable to Plans.

(c) With respect to the Plans, all contributions and premium payments required by the terms of a Plan or applicable law to have been made prior to the date hereof have been made. None of the Company or its Subsidiaries has sponsored, maintained or contributed to or has had an obligation to maintain or contribute to, or has any actual or contingent liability with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA. Except as set forth on the attached Employee Benefits Schedule, no Plan provides for post-employment health, medical or life insurance benefits with respect to current or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries, except as required by Section 4980B of the Code.

(d) Except as expressly contemplated by this Agreement or as set forth on the Employee Benefits Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) entitle any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries (each, a “Participant”) to any compensation or benefits under any Plan, (ii) accelerate the time of payment or vesting, trigger any payment or funding, or increase the amount, of any compensation or benefits or trigger any other material obligation under any Plan or (iii) result in any breach or violation of or default under, or limit the Company’s or any of its Subsidiaries’ rights to amend, modify or terminate any Plan.

(e) Other than the representations and warranties contained in Sections 4.05, 4.06 and 4.11, this Section 4.13 constitutes the sole and exclusive representations and warranties of the Company with respect to any employee benefits matters, including any arising under ERISA.

4.14 Insurance. The attached Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is in material default with respect to its obligations thereunder and each such insurance policy is enforceable and in full force and effect, except as may be limited by bankruptcy laws, other similar laws affecting creditors’ rights generally and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.15 Compliance with Laws. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws of applicable Governmental Entities. All approvals, filings, permits or licenses of Governmental Entities (collectively, “Permits”) that are material to the Company or any of its Subsidiaries and that are required to conduct the business of the Company or any of its Subsidiaries are in the possession of the Company or one of its Subsidiaries and are in full force and effect. The Company and its Subsidiaries are in compliance with all material Permits and have not received written notice of any violation or non-compliance with any such material Permit the subject matter of which notice is ongoing. Except as otherwise set forth on the attached Compliance with Laws Schedule, there is no material investigation, proceeding or disciplinary action currently pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries by a Governmental Entity. Notwithstanding the foregoing, no representations and warranties are being made under this Section 4.15 with respect to real property, Taxes, employee benefits or environmental matters, which are covered exclusively by Sections 4.07, 4.08, 4.13 and 4.16, respectively.

4.16 Environmental Compliance. Except as set forth on the attached Environmental Schedule:

(a) The Company and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under Federal, state and local laws and regulations concerning pollution or protection of the environment that were enacted and in effect on or prior to the Closing Date, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental Requirements”).

(b) The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations and are also in compliance with all other Environmental Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder.

(c) Neither the Company nor its Subsidiaries has received, within the two (2) year period prior to the date hereof, any written notice of material violations or material liabilities arising under Environmental Requirements, including any notice of any material investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities and arising under Environmental Requirements.

(d) There has been no material release, spill, discharge, storage, disposal or migration of, or exposure to, any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste that would reasonably be expected to result in a liability of the Company or any of its Subsidiaries under Environmental Requirements.

(e) Neither the Company nor any of its Subsidiaries has received, during the past two (2) years, written notice of any material violation, investigation or claim under or relating to Environmental Requirements against the Company or any of its Subsidiaries.

(f) Other than the representations and warranties contained in Sections 4.05, 4.06 and 4.11, this Section 4.16 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including any arising under Environmental Requirements.

4.17 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, to the Company’s knowledge, no officer, director or Affiliate of the Company or any individual in such officer’s or director’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or has any material interest in any property used by the Company. Upon the consummation of the transactions contemplated by this Agreement, the Advisory Agreement, dated as of July 20, 2012 (the “GTCR Advisory Agreement”), by and among GTCR Golder Rauner II, L.L.C., Classic Media, LLC and Boomerang Media Holdings III, LLC, shall terminate in accordance with its terms, and neither the Company nor any of its Subsidiaries shall have any liability or obligation under the GTCR Advisory Agreement after the Closing.

4.18 Employees.

(a) The Company has made available to the Purchaser a complete and correct list, as of the date hereof, of each current employee of the Company and its Subsidiaries (each, a “Company Employee”), including each such employee’s title, current base salary or wage rate, current target bonus, start date and work location.

(b) Except as set forth on the Employees Schedule, (i) neither the Company nor its Subsidiaries has experienced any stoppages, slowdowns, lockouts, collective strikes, material labor disputes, material grievances or material claims of unfair labor practices within the past two (2) years, (ii) to the Company’s knowledge, no such event is presently being made or threatened, and (iii) neither the Company nor any of its Subsidiaries has received written notice of any union organizing attempts within the past two (2) years. Except as set forth on the Contracts Schedule, no Collective Bargaining Agreements are in effect with respect to the Company Employees or are currently being negotiated by the Company or its Subsidiaries.

(c) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, including terms and conditions of employment, immigration, classification of employees and wages and hours.

4.19 Brokerage. Except for fees and expenses of the Persons listed on the attached Brokerage Schedule, there are no brokerage commissions, finders’ fees or similar compensation owed or payable to any Person in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the

Company for which the Purchaser, the Company or any of its Subsidiaries would be liable following the Closing. The Company has made available to the Purchaser a complete and correct copy of all such agreements; provided that the Company may redact from any such agreements any indicative valuation of the Company and its Subsidiaries contained therein, including any estimate with respect to the purchase price to be paid in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, that, except as set forth in the Schedules referenced in this Article V (the “Seller Schedules”):

5.01 Organization and Entity Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on the Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the Purchaser, this Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights generally and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 Title to Units. The Seller is the sole lawful record and beneficial owner of, and has good and valid title to, the Units, and will deliver at the Closing such Units free and clear of all Liens.

5.04 No Violation. The execution, delivery and performance of this Agreement by the Seller do not, and the consummation of the transactions contemplated hereby will not, (a) conflict with or result in the breach of any provision of the Seller’s certificate of formation or operating agreement, (b) conflict with or violate any material Law or any judgment, decree or order of any Governmental Entity to which the Seller, or any of its assets or properties, is subject or (c) except as set forth on the attached Seller Consents Schedule, conflict with, result in a material breach or violation of or constitute a material default under any of the provisions of any material indenture, mortgage, lease, loan agreement or other agreement to which the Seller is bound, except for such conflicts, breaches, violations or defaults that would not reasonably be expected to adversely affect in any material respect the Seller’s performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05 Governmental Consents. Except for the applicable requirements of the HSR Act, (i) the Seller is not required to submit any notice, report or other filing with any

Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, and (ii) no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Seller in connection with its execution, delivery and performance of this Agreement or the consummation by the Seller of the transactions contemplated hereby.

5.06 Litigation. There are no suits or proceedings pending or, to the Seller’s knowledge, threatened against the Seller, at law or in equity, or before or by any Governmental Entity, which would reasonably be expected to adversely affect in any material respect the Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby. The Seller is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity which would reasonably be expected to adversely affect in any material respect the Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.07 Brokerage. Except as set forth in the Seller Schedules, there are no brokerage commissions, finders’ fees or similar compensation owed or payable to any Person in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller for which the Purchaser, the Company or any of its Subsidiaries would be liable following the Closing. The Seller has made available to the Purchaser a complete and correct copy of all such agreements; provided that the Seller may redact from any such agreements any indicative valuation of the Company and its Subsidiaries contained therein, including any estimate with respect to the purchase price to be paid in connection with the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company, as of the date of this Agreement and as of the Closing Date, that:

6.01 Organization and Organizational Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

6.02 Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on the Purchaser’s part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and assuming that this Agreement is a valid and binding obligation of the Company and the Seller, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights generally and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.03 No Violation. The execution, delivery and performance of this Agreement by the Purchaser do not, and the consummation of the transactions contemplated hereby will not, (a) conflict with or result in the breach of any provision of the Purchaser’s certificate of incorporation or bylaws, (b) conflict with or violate any material Law or any judgment, decree or order of any Governmental Entity to which the Purchaser, or any of its assets or properties, is subject or (c) conflict with, result in a material breach of or constitute a material default under any of the provisions of any material indenture, mortgage, lease, loan agreement or other agreement to which the Purchaser is bound, except for such conflicts, violations, breaches or defaults that would not reasonably be expected to adversely affect in any material respect the Purchaser’s performance of this Agreement or the consummation of the transactions contemplated hereby.

6.04 Governmental Consents. Except for the applicable requirements of the HSR Act and filings that may be required under the U.S. Securities Exchange Act of 1934, as amended, (i) the Purchaser is not required to submit any material notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (ii) no material consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

6.05 Litigation. There are no suits or proceedings pending or, to the Purchaser’s knowledge, threatened against the Purchaser, at law or in equity, or before or by any Governmental Entity, which would reasonably be expected to adversely affect in any material respect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby. The Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity which would reasonably be expected to adversely affect in any material respect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.06 Brokerage. There are no brokerage commissions, finders’ fees or similar compensation owed or payable to any Person in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser for which the Seller would be liable following the Closing.

6.07 Investment Representation. The Purchaser is acquiring the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units. The Purchaser acknowledges that the Units have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933, as amended, and the Units are registered under any applicable state or foreign securities laws, or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.

6.08 Financing. The Purchaser has and will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

ARTICLE VII

COVENANTS OF THE COMPANY AND THE SELLER

7.01 Conduct of the Business.

(a) From the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts (i) to conduct its business and the businesses of its Subsidiaries in the Ordinary Course of Business and (ii) to preserve the current relationships of the Company and its Subsidiaries with their customers, suppliers, distributors, licensors, licensees, partners and other Persons with which the Company or any of its Subsidiaries has significant business relations as is reasonably necessary in order to preserve substantially intact its business and goodwill, except (x) if the Purchaser shall have consented in writing or (y) as otherwise expressly contemplated or expressly permitted by this Agreement; provided that, the foregoing notwithstanding, (A) the Company and its Subsidiaries may use all available cash to repay any Indebtedness or to make cash distributions prior to the open of business on the Closing Date, (B) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 7.01 shall be deemed a breach of this Section 7.01(a), unless such action would constitute a breach of one or more of such other provisions and (C) the Company and its Subsidiaries’ failure to take any action prohibited by Sections 7.01(b) or 7.01(c) shall not be a breach of this Section 7.01(a).

(b) From the date hereof until the Closing Date, except (A) as set forth on the Conduct of Business Schedule attached hereto, (B) as otherwise expressly contemplated or expressly permitted by this Agreement or (C) as consented to in writing by the Purchaser (which consent, in the case of Sections 7.01(b)(vi), 7.01(b)(x), 7.01(b)(xi) and 7.01(b)(xvi) will not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to, do or cause to be done any of the following:

(i) issue, pledge, cancel, sell or deliver any units or shares of its or its Subsidiaries’ equity securities or issue, grant or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any units or shares of its or its Subsidiaries’ equity securities;

(ii)(A) declare, set aside or pay any dividend or distribution (other than cash dividends or cash distributions paid prior to the open of business on the Closing Date) in respect of any shares of, or other equity interests in, the Company or any Subsidiary of the Company, or (B) effect any recapitalization, reclassification, equity dividend, equity split or like change in the capitalization of the Company or any Subsidiary of the Company;

(iii) other than to the extent required to comply with its obligations hereunder or required by Law, amend its or its Subsidiaries’ certificate or articles of formation or incorporation or similar organizational documents;

(iv) make any redemption or purchase of any units or shares of its or its Subsidiaries’ equity securities (other than redemptions or purchases paid in cash prior to the open of business on the Closing Date);

(v) create any Lien on any assets or properties (whether tangible or intangible) of the Company or its Subsidiaries, other than Permitted Liens;

(vi) incur or assume any Indebtedness other than in the Ordinary Course of Business and other than pursuant to written agreements set forth on the Contracts Schedule as in effect as of the date hereof;

(vii) sell, assign, transfer, lease or otherwise dispose of, or agree to sell, assign, transfer, lease or otherwise dispose of, any of its assets, except (A) in the Ordinary Course of Business, (B) pursuant to any agreement set forth on the Contracts Schedule as in effect on the date hereof or (C) pursuant to transactions among the Company and wholly owned Subsidiaries of the Company;

(viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any business, in each case to the extent such transactions involve consideration in excess of $250,000 individually or $500,000 in the aggregate;

(ix) make any investment in excess of $250,000 in, or any advances, loans, extensions of credit or capital contributions in excess of $250,000 to, any other Person other than a wholly owned Subsidiary of the Company, except (A) extensions of trade credit in the Ordinary Course of Business or (B) pursuant to any agreement set forth on the Contracts Schedule as in effect on the date hereof;

(x) make any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate or commitments therefor, except for such capital expenditures or commitments therefor that are reflected in the Company’s or its Subsidiaries’ current budget as provided to the Purchaser prior to the date hereof;

(xi) enter into any agreement that would constitute a Material Contract, or amend, modify or terminate any Material Contract, except for the entrance into such contracts (other than any contract described in clause (i), (ii), (iii), (ix), (x), (xi), (xii) or (xviii) of the definition of Material Contract) in the Ordinary Course of Business;

(xii) make any loan to, or enter into any other material transaction with, any of its directors, officers or employees except pursuant to any agreement set forth on the Contracts Schedule or the Affiliated Transactions Schedule as in effect on the date hereof;

(xiii) except as required under applicable Law or under any existing Plan set forth on the Employee Benefits Schedule, (A) adopt, enter into, terminate or materially amend any Plan or other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their respective Participants, (B) accelerate or increase in any manner the compensation, bonus, severance or fringe or other benefits of, or pay or grant any bonus or award to, any Participant, (C) pay any benefit or amount not required under any Plan set forth on the Employee Benefits Schedule, other than the payment of base salary and wages or (D) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Plan;

(xiv) hire any employee with an expected annual compensation in excess of $150,000 (other than pursuant to any “at will” contract that may be terminated by the Company or a Subsidiary of the Company, without any payment or penalty, upon thirty (30) days or less advance notice or upon the minimum advance notice required by applicable Law);

(xv) change any method of accounting or accounting practice used by the Company or its Subsidiaries, other than such changes required by GAAP or in order to become compliant with GAAP;

(xvi) settle any material claim, action or proceeding or waive or release any material rights or material claims;

(xvii) commence any material litigation, action or proceeding (other than to enforce the terms of this Agreement);

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, plan of arrangement or amalgamation; or

(xix) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 7.01(b).

(c) Without limiting the generality of Section 7.01(a), from the date hereof until the Closing Date, (i) the Company shall promptly notify the Purchaser of any suit, claim, action, assessment, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax and will not settle or compromise any such suit, claim, action, assessment, investigation, proceeding or audit without the Purchaser’s prior written consent; (ii) the Company shall not make any change in any method of Tax accounting or Tax accounting practice or policy, other than such changes as are required by Tax law, as applicable; and (iii) neither the Company nor any Subsidiary shall make any Tax election.

7.02 Access to Books and Records. Subject to Section 8.07, from the date hereof until the Closing Date, the Company shall (i) provide the Purchaser and its authorized

Representatives (the “Purchaser’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, senior personnel, books and records of the Company and its Subsidiaries and (ii) furnish to the Purchaser and the Purchaser’s Representatives such additional financial and operating data and other information regarding the assets and businesses of the Company and its Subsidiaries as the Purchaser may reasonably request and that is reasonably available, in each case in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided that, notwithstanding the foregoing, neither the Company nor its Subsidiaries shall have any obligation to provide any information the disclosure of which is prohibited under applicable Law or is subject to the attorney–client privilege. The Purchaser acknowledges that the Purchaser is and remains bound by the Confidentiality Agreement between the Purchaser and the Company (as assignee of Boomerang Media Global Holdings, LLC) dated April 2, 2012 (the “Confidentiality Agreement”). At the Closing, the Confidentiality Agreement and the obligations of the parties hereto thereunder shall terminate and be of no further force or effect.

7.03 Regulatory Filings. As soon as reasonably practicable following the date hereof (but in any event within seven (7) Business Days), the Company and the Seller shall make or cause to be made all filings and submissions under the HSR Act and any other material Laws or regulations applicable to the Company, its Subsidiaries and the Seller for the consummation of the transactions contemplated herein. Each of the Company and the Seller shall promptly comply with any additional inquiries or requests for information by any Governmental Entities, including requests for production of documents. Each of the Company and the Seller shall keep the Purchaser reasonably apprised of the status of any such inquiries or requests for additional information, or any communications with any Governmental Entities regarding the transactions contemplated by this Agreement. Each of the Company and the Seller shall diligently assist and cooperate with the Purchaser in preparing and filing all documents required to be submitted by the Purchaser or its Affiliates to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any Governmental Entity or third-party consents, waivers, authorizations or approvals that may be required to be obtained by the Purchaser in connection with the transactions contemplated hereby (which assistance and cooperation shall include timely furnishing to the Purchaser all information concerning the Company and the Seller and/or its Affiliates that counsel to the Purchaser reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval); provided that, notwithstanding the foregoing, neither the Company nor its Subsidiaries shall have any obligation to provide any information the disclosure of which is prohibited under applicable Law or is subject to the attorney–client privilege.

7.04 Further Action.

(a) Each of the Company and the Seller shall use its commercially reasonable efforts to (i) cause the conditions set forth in Section 3.01 to be satisfied as soon as practicable following the date hereof and to consummate the transactions contemplated herein as soon as possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself), and (ii) obtain all consents of third parties reasonably specified by the Purchaser and required for the consummation of the transactions contemplated by this Agreement; provided that neither the Company nor the Seller shall be required to expend any funds to obtain any consent from any Governmental Entity required under Section 3.01 or any other third party.

(b) At least two (2) Business Days prior to the Closing, the Seller shall provide to the Purchaser (A) the final Transaction Expenses Schedule, which shall set forth a complete and correct list of the payees of all Transaction Expenses, (B) the amount of the Transaction Expenses payable to each such payee and (C) wire instructions for each such payee. The Company and the Seller shall use commercially reasonable efforts to deliver to the Purchaser executed payoff letters in customary form from the holders of Indebtedness set forth on the Indebtedness Schedule on or prior to the Closing, each of which shall provide for the satisfaction, release and discharge of all obligations in respect thereof (except for contingent indemnification obligations that may survive termination of the underlying arrangement), including the termination of all related commitments and the release of all related guarantees and Liens, effective upon the payment of such Indebtedness.

7.05 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 10.01, the Seller shall not, and shall cause each of the Company and its Subsidiaries and each of the Seller’s other Affiliates and their respective Representatives not to, directly or indirectly, take any action to solicit, encourage, initiate, engage in or otherwise facilitate discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and the Purchaser’s Representatives) concerning any purchase of the Units or the equity interests of any of the Company’s Subsidiaries or any merger, consolidation, business combination, sale of substantially all of the assets of the Company and its Subsidiaries or similar transaction involving the Company and its Subsidiaries. The Seller shall, and shall cause each of the Company and its Subsidiaries and each of the Seller’s and the Company and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any of the foregoing.

7.06 Notification. From the date hereof until the Closing Date, the Company and the Seller shall give written notice to the Purchaser promptly upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or would reasonably be expected to cause any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be satisfied, or (b) the failure of the Company or the Seller to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied by the Company or the Seller pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be satisfied; provided, however, that (a) the delivery of any notice pursuant to this Section 7.06 or the failure to deliver any such notice shall not cure any breach of any representation or warranty, the failure to comply with any other covenant or agreement, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to any Person, and (b) if the Seller and/or the Company fails to provide such notice under this Section 7.06 in respect of a breach of a representation or warranty made by the Company or the Seller herein, then the breach of this Section 7.06 shall be disregarded for purposes of Article IX.

7.07 Non-Solicitation. From and after the date of this Agreement through the second anniversary of the Closing Date, the Seller shall not, and shall cause each of its Affiliates (other than portfolio companies with which none of the Seller and its Affiliates have shared the confidential information of the Company or any of its Subsidiaries and which, for purposes of any of the actions prohibited in this Section 7.07, are not acting at the direction of the Seller or any Affiliate of the Seller that has received such information) not to, directly or indirectly (a) hire any Continuing Employee; (b) solicit or recruit any Continuing Employee; or (c) encourage any Continuing Employee to leave the employment of the Company or the Purchaser or any of their Affiliates; provided that (i) the foregoing clauses (a), (b) and (c) shall not apply to the employment of such Continuing Employee if such Continuing Employee’s employment has been involuntarily terminated by the Purchaser or its Affiliates and (ii) the foregoing clauses (b) and (c) shall not apply to a general advertisement or solicitation program that is not specifically targeted at such Continuing Employees.

ARTICLE VIII

COVENANTS OF THE PURCHASER

8.01 Access to Books and Records. Except in the case of a dispute between the Purchaser or its Affiliates, on the one hand, and the Seller or its Affiliates, on the other hand, from and after the Closing, for a period of seven (7) years, the Purchaser shall, and shall cause the Company to, (i) provide the Seller and its authorized representatives with reasonable access, during normal business hours and upon reasonable notice, to the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date and (ii) use commercially reasonable efforts to make available employees of the Purchaser, the Company and their Subsidiaries for purposes of better understanding such books and records, in each case to the extent reasonably requested and reasonably necessary for legal or tax compliance purposes. Unless otherwise consented to in writing by the Seller, for a period of seven (7) years following the Closing Date, the Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts not to destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof which the Purchaser or the Company may intend to destroy, alter or dispose of.

8.02 Notification. From the date hereof until the Closing Date, the Purchaser shall give written notice to the Company promptly upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or would reasonably be expected to cause any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be satisfied or (b) the failure of the Purchaser to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied by the Purchaser pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be satisfied; provided, however, that (a) the delivery of any notice pursuant to this Section 8.02 or the failure to deliver any such notice shall not cure any breach of any representation or warranty, the failure to comply with any other covenant or agreement, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to any Person, and (b) if the Purchaser fails to provide such notice under this Section 8.02 in respect of a breach of a representation or warranty made by the Purchaser herein, then the breach of this Section 8.02 shall be disregarded for purposes of Article IX.

8.03 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing Date, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or its Subsidiaries’ certificate of formation, certification of incorporation, operating agreement, bylaws, or equivalent governing documents relating to the exculpation or indemnification (including fee advancement) of any officers and/or directors in any manner that would adversely affect the rights of such officers and/or directors thereunder (unless required by Law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent provided in such governing documents as of the date hereof. The Purchaser shall, and shall cause the Company and its Subsidiaries to, honor and perform under all such indemnification obligations owed to any of the individuals who were officers and/or directors of the Company or its Subsidiaries at or prior to the Closing Date.

(b) Prior to or at the Closing, the Purchaser shall, or shall cause the Company (at the Purchaser’s expense) to, purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides directors’ and officers’ liability insurance coverage for the individuals who are as of the date hereof (and any additional individuals who prior to the Closing Date become) covered by the Company’s directors’ and officers’ liability insurance policies in effect on the date hereof (the “Existing D&O Policies”) on no less favorable terms (including in amount and scope) than the terms in such Existing D&O Policies for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement; provided, however, that the Purchaser shall not be required to pay a premium for such “tail coverage” insurance policy in excess of $200,000 (the “Premium Cap”) (it being understood and agreed that in the event such insurance policy cannot be obtained for such amount or less, in the aggregate, (i) the Company, in its sole discretion, may nevertheless, at least three (3) Business Days prior to the Closing Date, elect for the Purchaser to purchase such policy, in which case the amount by which the premium for such policy exceeds the Premium Cap shall be treated as a Transaction Expense or (ii) if the Company does not so elect, the Purchaser shall remain obligated to provide the greatest insurance coverage as may be obtained without requiring payments in excess of the Premium Cap). Such policy shall be from an insurance carrier with the same or better credit rating as the insurance carriers party to the Existing D&O Policies.

(c) If the Company, its Subsidiaries or any of their respective successors or assigns (i) is to consolidate with or merge into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) is to transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 8.03. The provisions of this Section 8.03 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of the Company or its Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individuals who are as of the date hereof (and any additional individuals who prior to the Closing Date become) covered by the Company’s Existing D&O Policies on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 8.03 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

8.04 Employment and Benefit Arrangements. For at least twelve (12) months following the Closing Date, the Purchaser shall cause the Company to, at its option, either (i) maintain in effect on behalf of each Company Employee who is employed by the Purchaser, the Company or any of its Subsidiaries on or after the Closing Date (each, a “Continuing Employee”, but for the avoidance of doubt, not including Company Employees terminated after the Closing) employment, severance, termination, consulting, retirement and other compensation and benefit plans, programs, arrangements, agreements and policies (other than any equity based plans) of the Company or its Subsidiaries in effect as of the date hereof (the “Company Plans”) or (ii) provide Continuing Employees with such compensation and benefit plans, programs, arrangements, agreements and policies (other than equity-based plans) providing benefits that are no less favorable in the aggregate to those that are provided to similarly situated employees of the Purchaser or its Subsidiaries. The Purchaser shall provide the Continuing Employees with service credit for all purposes (other than for purposes of benefit accrual under a defined benefit pension plan) under any compensation or benefit plans, programs, arrangements, agreements and policies sponsored by the Purchaser or any of its Affiliates, except to the extent duplication of benefits would result. To the extent that the Purchaser modifies any welfare benefit coverage or plan under which the Continuing Employees participate, the Purchaser shall use commercially reasonable efforts to (A) waive any applicable waiting periods, pre-existing conditions or actively at work requirements, to the extent such waiting periods, pre-existing conditions and requirements would have been waived or satisfied under the comparable Company Plans in which the Continuing Employees were eligible to participate immediately prior to the Closing, and (B) give such employees credit under the new coverages or benefit plans for deductibles, co insurance and out of pocket payments that have been paid during the year in which such welfare benefit coverage or plan modification occurs. The Company shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9) who are current or former employees or other eligible service providers of the Company or any of its Subsidiaries and their qualifying beneficiaries. Nothing in this Section 8.04, express or implied, is intended to or shall give any Person (including, for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of the Company or any of its Subsidiaries, or on or after the Closing, the Purchaser or any of its Subsidiaries), other than the parties hereto, any right to enforce the provisions of this Section 8.04 as a third-party beneficiary, or any right, benefit or remedy of any nature whatsoever and no provision of this Section 8.04 is intended to be or shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of the Company, the Purchaser or any respective Subsidiary thereof. Nothing in this Section 8.04 shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Purchaser, the Company or any of its Subsidiaries to continue any specific plans or to continue the employment of any specific person.

8.05 Regulatory Filings. The Purchaser shall, as soon as reasonably practicable following the date hereof (and in any event within seven (7) Business Days), make or cause to be made all filings and submissions required of the Purchaser under the HSR Act or any other material applicable antitrust or noncompetition Laws or regulations (“Antitrust Laws”) or other Laws applicable to the Purchaser for the consummation of the transactions contemplated herein. The Purchaser shall promptly comply with any additional requests for information by any Governmental Entities, including requests for production of documents. The Purchaser shall keep the Seller and the Company reasonably apprised of the status of any such inquiries or requests for additional information, or any communications with any Governmental Entities regarding the transactions contemplated by this Agreement. The Purchaser shall diligently assist and cooperate with the Company and the Seller in preparing and filing all documents required to be submitted by the Seller, the Company or its Affiliates to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any Governmental Entity or third-party consents, waivers, authorizations or approvals that may be required to be obtained by the Seller, the Company or its Subsidiaries in connection with the transactions contemplated hereby (which assistance and cooperation shall include timely furnishing to the Company or the Seller all information concerning the Purchaser and/or its Affiliates that counsel to the Company and/or the Seller reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval); provided that, notwithstanding the foregoing, the Purchaser shall not have any obligation to provide any information the disclosure of which is prohibited under applicable Law or is subject to the attorney–client privilege. The Purchaser shall be responsible for all filing fees under the HSR Act, other Antitrust Laws and all other Laws or regulations applicable to the Purchaser. The Purchaser shall cause the filings under the HSR Act to be considered for grant of “early termination”.

8.06 Conditions. The Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself).

8.07 Contact with Customers and Suppliers. Prior to the Closing, the Purchaser and the Purchaser’s Representatives may only contact and communicate with the employees,

customers, service providers and suppliers of the Company and its Subsidiaries in connection with the transactions contemplated hereby after prior consultation with and written approval of the Seller (not to be unreasonably withheld, conditioned or delayed).

ARTICLE IX

INDEMNIFICATION

9.01 Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. Except to the extent a different period is expressly set forth herein, the representations, warranties, covenants, agreements and other provisions in this Agreement shall survive the Closing and shall terminate on March 31, 2014; provided that (i) the representations and warranties of the Seller and the Company set forth in Section 4.08 and (ii) the covenants and agreements of the Seller set forth in Section 11.03(j) and Section 11.03(k) shall survive the Closing Date until the expiration of the relevant statute of limitations. No claim for indemnification hereunder for breach of any such representations, warranties, covenants, agreements and other provisions may be made after the expiration of such survival period; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with the preceding sentence will continue to survive if a written notice of such breach shall have been timely given on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved in accordance with this Article IX, but only with respect to matters reasonably described in such notice.

9.02 Indemnification from the Escrow Account for the Benefit of the Purchaser.

(a) From and after the Closing (but subject to the provisions of this Article IX and the Escrow Agreement), the Seller shall indemnify, defend and hold the Purchaser and any of its Affiliates and/or Representatives (each, a “Purchaser Indemnitee”) harmless from any loss, liability, obligation, damage, claim of any kind, interest, cost or expense (including reasonable attorney fees and expenses and other costs or expenses incurred in the collection of any judgments with respect to actions, proceedings or claims) (collectively, “Losses”) suffered or incurred by a Purchaser Indemnitee as a result of or arising from any nonfulfillment, inaccuracy or breach of any representation, warranty, covenant, agreement or other provision set forth herein by the Company or the Seller or in any Exhibit, Schedule or certificate delivered hereunder (excluding in all cases any nonfulfillment, inaccuracy or breach of the Company or its Subsidiaries that occurs after the Closing) (determined without regard to any qualifications therein referencing “materiality” or “Material Adverse Effect” (other than in Section 4.06(a))); provided that no indemnification shall be available under this Section 9.02(a) with respect to the unavailability of any net operating loss, tax basis or other tax asset as of the Closing Date except to the extent that such unavailability results in a Tax liability for a taxable period or portion thereof on or prior to the Closing Date. Notwithstanding the foregoing, but subject to the penultimate sentence of this Section 9.02(a), no claims by a Purchaser Indemnitee shall be so asserted pursuant to this Section 9.02(a) in respect of a breach of a representation or warranty unless and until the aggregate amount of Losses that would otherwise be payable under this Section 9.02(a) in respect of all breaches of representations and warranties exceeds on a cumulative basis an amount equal to $1,550,000 (the “Purchaser Deductible”), and then only to the extent such Losses exceed the Purchaser Deductible. In addition, subject to the penultimate sentence of this Section 9.02(a), (i) no individual claim by a Purchaser Indemnitee pursuant to this Section 9.02(a) shall be so asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim and any related claims exceeds an amount equal to $25,000 (the “Purchaser Mini-Basket”) (it being understood that any such individual claims for amounts less than the Purchaser Mini-Basket shall be disregarded in determining whether the Purchaser Deductible has been exceeded and thereafter), and (ii) in no event shall a Purchaser Indemnitee be entitled to recover or make a claim for, and in no event shall Losses include, any amounts in respect of consequential, special or indirect damages or punitive damages, and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, except, in each case, for any damages that shall be payable as a result of, or any such valuation methodology used with respect to, a Third Party Claim. Notwithstanding the foregoing, no claim for indemnification pursuant to this Section 9.02(a) as a result of or arising out of any breach or inaccuracy of a Specified Representation (or, for the avoidance of doubt, under Section 11.03) shall be subject to the Purchaser Deductible or the Purchaser Mini-Basket. For the avoidance of doubt, the Purchaser shall be entitled to enforce the provisions of this Article IX on behalf of, and as attorney-in-fact for, each Purchaser Indemnitee, but the Purchaser Indemnitees shall not be third party beneficiaries hereof.

(b) Any indemnification owed by the Seller to the Purchaser Indemnitees pursuant to Section 9.02(a) shall be satisfied first from the funds then remaining in the Escrow Account. Except with respect to any indemnification obligation of the Seller pursuant to Section 9.02(a) as a result of or arising from any nonfulfillment, inaccuracy or breach by the Company or the Seller of any representation, warranty, covenant, agreement or other provision contained in Section 4.08 or Section 11.03 and except in the case of fraud, the Purchaser Indemnitees shall not be entitled to recover under Section 9.02(a) more than the amount of the funds then available in the Escrow Account (it being understood, for the avoidance of doubt, that the Purchaser shall have direct recourse to the Seller at any time in which there are insufficient funds remaining in the Escrow Account (net of amounts reserved for pending claims) to satisfy any indemnification obligation pursuant to Section 9.02(a) as a result of or arising from any nonfulfillment, inaccuracy or breach of Section 4.08 or Section 11.03). Notwithstanding the foregoing, the Seller’s aggregate liability for indemnification (i) pursuant to Section 9.02(a) as a result of or arising from any nonfulfillment, inaccuracy or breach by the Company or the Seller of any representation, warranty, covenant, agreement or other provision contained in Section 4.08 or Section 11.03 (other than Section 11.03(a)) and (ii) pursuant to Section 11.03(a), including any amounts paid from the Escrow Account in respect of such indemnification obligations, shall in no event exceed $50,000,000 (the “Tax Cap”).

(c) Except to the extent set forth in the Limited Guaranty and except in the case of fraud, indemnification pursuant to the provisions of this Article IX and of Section 11.03 and the remedies contemplated by Section 13.19 shall constitute a Purchaser Indemnitee’s sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Exhibit, Schedule or certificate delivered hereunder. The Purchaser agrees that other than as contemplated by the previous sentence, under no circumstances will the Seller or any of its Affiliates, or their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Parties”) have any liability to the Purchaser or any of its Affiliates, or their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Parties”) relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Exhibit, Schedule or certificate delivered hereunder.

(d) Other than as expressly contemplated in this Agreement or in the Limited Guaranty and except in the case of fraud, none of the Purchaser or the other Purchaser Parties may avoid the limitations on liability set forth in this Article IX by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the Transaction Expenses paid at Closing or the calculation of Cash, Indebtedness, Net Working Capital or Change of Control Payments.

(e) All payments made from the Escrow Account, pursuant to Section 9.02(a), pursuant to Section 11.03 or pursuant to the Limited Guaranty shall be treated by the parties as an adjustment to the Purchase Price.

(f) (i) Except for the Purchaser pursuant to Section 2.02(b) and except as expressly set forth in the Escrow Agreement, no Person (including any Seller Party) shall have any obligation to fund the Escrow Account and (ii) title and all rights to funds in the Escrow Account shall be transferred to the Seller on the dates specified in the Escrow Agreement.

(g) Except with respect to indemnification payable from the Escrow Account, any indemnification payable by the Seller to a Purchaser Indemnitee pursuant to this Section 9.02 shall be delivered to the Purchaser by wire transfer of immediately available funds to the Purchaser’s account within fifteen (15) days after the final determination thereof.

9.03 Indemnification by the Purchaser for the Benefit of the Seller.

(a) From and after the Closing, the Purchaser shall indemnify the Seller or any of its Affiliates and/or Representatives (each, a “Seller Indemnitee”) and hold them harmless against any Losses which such Seller Indemnitee may suffer or sustain as a result of (i) any inaccuracy or breach of any representation or warranty of the Purchaser under this Agreement or (ii) any nonfulfillment or breach of any covenant, agreement or other provision set forth herein by the Purchaser. Notwithstanding the foregoing, no claim by a Seller Indemnitee shall be so asserted pursuant to this Section 9.03(a) in respect of a breach of any representation or warranty unless and until the aggregate amount of Losses that would otherwise be payable under this Section 9.03(a) in respect of all such breaches of representations and warranties exceeds on a cumulative basis an amount equal to $1,550,000 (the “Seller Deductible”), and then only to the extent such Losses exceed the Seller Deductible. In addition, (A) no individual claim by a Seller Indemnitee shall be so asserted pursuant to this Section 9.03(a) unless and until the aggregate amount of Losses that would be payable pursuant to such claim and any related claims exceeds an amount equal to $25,000 (the “Seller Mini-Basket”) (it being understood that any such individual claims for amounts less than the Seller Mini-Basket shall be disregarded in determining whether the Seller Deductible has been exceeded and thereafter) and (B) in no event shall a Seller Indemnitee be entitled to recover or make a claim for, and in no event shall Losses include, any amounts in respect of consequential, special or indirect damages or punitive damages, and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, except, in each case, for any damages that shall be payable as a result of, or any such valuation methodology used with respect to, a Third Party Claim. Notwithstanding the foregoing, no claim for indemnification pursuant to this Section 9.03(a) as a result of or arising out of any breach or inaccuracy of Section 6.06 shall be subject to the Seller Deductible or the Seller Mini-Basket. For the avoidance of doubt, the Seller shall be entitled to enforce the provisions of this Article IX on behalf of, and as attorney-in-fact for, each Seller Indemnitee, but the Seller Indemnitees shall not be third party beneficiaries hereof.

(b) Any indemnification payable to a Seller Indemnitee pursuant to this Section 9.03 shall be delivered to the Seller by wire transfer of immediately available funds to the Seller’s account within fifteen (15) days after the final determination thereof.

(c) Except in cases of fraud, indemnification pursuant to the provisions of this Article IX and the remedies contemplated by Section 13.19 constitute a Seller Indemnitee’s sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Exhibit, Schedule or certificate delivered hereunder.

9.04 Mitigation. Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Losses after becoming aware of any event that would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith; provided that such failure to mitigate Losses in accordance with the foregoing shall not relieve the Seller or the Purchaser of its indemnification obligations under this Article IX except to the extent that any Losses were directly the result of such failure to mitigate.

9.05 Defense of Third Party Claims. Any Person making a claim for indemnification under Sections 9.02 or 9.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”), if applicable, of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure of an Indemnitee to so notify shall not relieve the Indemnitor of its obligations hereunder, except to the extent (and only to the extent) that the Indemnitor is actually prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and, at its option, shall have thirty (30) days after receipt of such notice to assume control, through counsel reasonably acceptable to the Indemnitee and at the expense of the Indemnitor, of the defense thereof; provided that (i) any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein and (ii) the Indemnitee shall be entitled to participate (but not control or make decisions related thereto) in the defense of such claim and to employ counsel of its choice for such purpose at the Indemnitee’s expense. Notwithstanding the foregoing, any assumption and control of the defense of any claim by an Indemnitor pursuant to this Section 9.05 shall occur only if (i) the Third Party Claim involves primarily a claim for monetary damages and any claim for an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnitee as part of such claim is only incidental to such claim for monetary damages (provided that if the Third Party Claim seeks more than an incidental order, injunction or other equitable relief or relief for other than monetary damages against the Indemnitee that the Indemnitor reasonably determines, after conferring with its outside counsel, can be readily separated from any related claim for monetary damages, the Indemnitor shall be entitled to assume the control of the defense of the portion relating to monetary damages), (ii) the Indemnitor acknowledges in writing its irrevocable and unconditional obligation to indemnify the Indemnitee hereunder (subject to the limitations set forth in this Article IX) and (iii) there is a reasonable probability that the Indemnitor shall, after giving effect to the Purchaser Mini-Basket, the Purchaser Deductible and the Tax Cap or the Seller Mini-Basket and the Seller Deductible, as applicable, and the other provisions of this Agreement and the other agreements contemplated hereby (including the Escrow Agreement and the Limited Guaranty), bear in excess of 50% of the Losses with respect to such claim. If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim without prejudice, except for payments that would be required to be paid representing the Purchaser Mini-Basket and the Purchaser Deductible or the Seller Mini-Basket and the Seller Deductible, as applicable. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnitee shall not pay or settle any such claim; provided that, notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such claim if it waives any right to indemnity therefor under this Agreement. For the avoidance of doubt, (x) the Purchaser shall be entitled to provide any notices required to be delivered by a Purchaser Indemnitee hereunder or to participate in the defense of a Third Party Claim to which a Purchaser Indemnitee is a party, in each case on behalf (and in satisfaction of the obligations) of such Purchaser Indemnitee, and (y) the Seller shall be entitled to provide any notices required to be delivered by a Seller Indemnitee hereunder or to participate in the defense of a Third Party Claim to which a Seller Indemnitee is a party, in each case on behalf (and in satisfaction of the obligations) of such Seller Indemnitee.

9.06 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 9.02 or 9.03 shall be calculated net of (i) any Tax Benefit realized by the Indemnitee or its Affiliates on account of such Loss and (ii) any insurance proceeds or any indemnity, contribution or other similar payment recovered by the Indemnitee from any third party with respect thereto; provided that the amount deemed to be so recovered under any insurance policy shall be net of (i) the applicable deductible for such policies and (ii) any increase in the premium for such policies directly attributable to such Losses. If a Purchaser Indemnitee receives a Tax Benefit after an indemnification payment is made to it, such Purchaser Indemnitee shall promptly pay to the Seller the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes of this Section 9.06, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. The Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (after deducting therefrom the full amount of the expenses incurred by such Indemnitee in procuring such recovery) shall be made promptly to the Indemnitor; provided that (a) any such refund shall not be in excess of the amount previously so paid to or on behalf of such Indemnitee by the Indemnitor in respect of such matter, and (b) prior to the termination of the Escrow Account, any such amount recovered by a Purchaser Indemnitee shall be deposited into the Escrow Account to fund the indemnification obligations under Section 9.02(a) (rather than be paid over to the Seller) if the amount previously so paid to or on behalf of such Indemnitee by the Indemnitor in respect of such matters was funded out of the Escrow Account. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

9.07 Acknowledgment of the Purchaser. The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied on the results of its own independent investigation and the representations and warranties of the Company and the Seller expressly and specifically set forth in this Agreement, including the Disclosure Schedules attached hereto. Such representations and warranties by the Company or the Seller, as applicable, constitute the sole and exclusive representations and warranties of the Company or the Seller, as applicable, to the Purchaser in connection with the transactions contemplated hereby, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Company and the Seller. Except as expressly provided in this Agreement, none of the Seller, the Company or its Subsidiaries makes or provides, and the Purchaser hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s and its Subsidiaries’ assets or any part thereof. In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Purchaser hereby acknowledges that none of the Seller Parties is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that the Purchaser is only relying on the representations and warranties expressly and specifically set forth in this Agreement. The Purchaser further agrees, for itself and the other Purchaser Parties, that none of the Seller Parties or any other Person will have or be subject to any liability to any Purchaser Party or any other Person resulting from the distribution to the Purchaser or any other Purchaser Party, or the Purchaser’s use of, any such information, including any information, document or material made available to the Purchaser or any other Purchaser Party in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE X

TERMINATION

10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Seller;

(b) by the Purchaser or the Seller, if any judgment, decree or order of any Governmental Entity that would prevent the performance of this Agreement or the consummation of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded shall have become final and nonappealable;

(c) by the Purchaser, if there has been a violation or breach by the Company or the Seller of any covenant, agreement, representation or warranty contained in this Agreement that has prevented (or, if incapable of being cured, would prevent) the satisfaction of any condition set forth in Section 3.01 and such violation or breach has not been waived by the Purchaser or cured by the Company or the Seller within ten (10) Business Days after receipt by the Company of written notice of such breach from the Purchaser;

(d) by the Seller, if there has been a violation or breach by the Purchaser of any covenant, agreement, representation or warranty contained in this Agreement that has prevented (or, if incapable of being cured, would prevent) the satisfaction of any condition set forth in Section 3.02 and such violation or breach has not been waived by the Seller or cured by the Purchaser within ten (10) Business Days after receipt by the Purchaser of written notice of such breach from the Seller (provided that none of (i) a breach by the Purchaser of Section 6.08 hereof or (ii) the failure to deliver the Closing Cash Consideration or the other payments contemplated by Section 2.02 at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Seller); or

(e) by the Purchaser or the Seller, if the transactions contemplated hereby have not been consummated on or before October 20, 2012 (such date, the “Outside Date”), unless the failure to consummate the transactions contemplated hereby on or prior to such date is the result of a material breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (e).

10.02 Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Seller as provided in Section 10.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 10.02, Article XII and Article XIII hereof, which shall survive the termination of this Agreement), and there shall be no liability on the part of the Purchaser, the Company or the Seller to one another, except for willful breaches of this Agreement prior to the time of such termination.

ARTICLE XI

ADDITIONAL COVENANTS

11.01 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein shall be deemed to refer to this entire Agreement.

11.02 Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that each of the Company, the Seller, its Subsidiaries and GTCR LLC have retained K&E to act as its counsel in connection with the transactions contemplated hereby and that K&E has not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of K&E for conflict of interest or any other purposes as a result thereof. The Purchaser, the Company and the Seller hereby agree that, in the event that a dispute arises after the Closing between the Purchaser, the Company, and/or its Subsidiaries on the one hand, and the Seller, GTCR LLC or their respective Affiliates, on the other hand, K&E may represent the Seller, GTCR LLC and/or such Affiliates in such dispute even though the interests of the Seller, GTCR LLC and/or such Affiliates may be directly adverse to the Purchaser, the Company or its Subsidiaries, and even though K&E may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser, the Company or any of their Subsidiaries. The Purchaser further agrees that, as to all communications among K&E, the Company, its Subsidiaries, the Seller, GTCR LLC and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney–client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller and shall not pass to or be claimed by the Purchaser, the Company or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Company or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Company and its Subsidiaries may assert the attorney–client privilege to prevent disclosure of confidential communications by K&E to such third party; provided, however, that neither the Company nor its Subsidiaries may waive such privilege without the prior written consent of the Seller and GTCR LLC.

11.03 Tax Matters.

(a) The Seller shall indemnify the Purchaser and its Affiliates and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods or portions thereof ending on or before the Closing (a “Pre-Closing Tax Period”), (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes are imposed on the Company or any of its Subsidiaries as a result of an event or transaction occurring prior to the Closing, (iv) all Taxes of the Seller or any Affiliates of the Seller (other than the Company and its Subsidiaries) that are actually incurred by the Company, any Subsidiaries of the Company, the Purchaser or any Affiliate of the Purchaser for any Tax period, (v) all costs and expenses relating to the preparation and filing of (A) any Purchaser-prepared Tax Returns for the Company and its Subsidiaries for any taxable period (or portion thereof) ending on or prior to the Closing that are required to be filed after the Closing, (B) any EC Sales List returns that the Seller failed to timely file prior to Closing pursuant to Section 11.03(i) and (C) an election under U.S. Treasury Regulations Section 1.1502-36(d)(6), a request for relief under U.S. Treasury Regulations Section 301.9100-3 pursuant to Section 11.03(e)(ii) and any amendment of a Tax Return relating to a Pre-Closing Tax Period that is required as a result of any such election or request for relief and (vi) the Seller’s portion of the Taxes described in Section 11.03(f); provided that no indemnification shall be available under this Section 11.03 or under Article IX hereof with respect to (x) the unavailability of any net operating loss, tax basis or other tax asset as of the Closing Date except to the extent that such unavailability results in a Tax liability for a taxable period or portion thereof on or prior to the Closing Date or (y) Taxes resulting from an election pursuant to Section 11.03(b). In the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (I) in the case of any Taxes other than gross receipts, sales, use or withholding Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (II) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time). For the avoidance of doubt, the Purchaser shall be entitled to enforce the provisions of this Section 11.03(a) on behalf of, and as attorney-in-fact for, each of its Affiliates, but such Affiliates shall not be third party beneficiaries hereof.

(b) The Purchaser, the Company or any of their Affiliates may make any election under Section 338 of the Code (or any similar provision under state, local or foreign law) with respect to the transactions contemplated by this Agreement.

(c) The Purchaser shall not take any action with respect to the Company that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(d) The Seller shall prepare or cause to be prepared and timely file or cause to be filed (i) all Tax Returns for the Company and its Subsidiaries for any taxable period (or portion thereof) ending on or prior to the Closing that are required to be filed before the Closing (taking into account any extensions) and (ii) all Tax Returns for Boomerang Media Holdings II, LLC, Boomerang Media Holdings III, LLC, GTCR/Boomerang Holdings/B Corp., and, for the avoidance of doubt, GTCR/Boomerang Holdings/B LP, Boomerang Media Global Holdings, LLC, Boomerang Media Holdings, LLC, Classic Media Holdings ER, LLC, Boomerang Media, Inc. and any other entity that will be dissolved in connection with the restructuring steps described in Exhibit E for any taxable period (or portion thereof) ending on or prior to the Closing regardless of when such Tax Returns are required to be filed. Each such Tax Return shall be prepared and timely filed in a manner consistent with past practice and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions), except as otherwise required by a change in applicable Law. At least thirty (30) days prior to the date on which each such Tax Return is required to be filed, the Seller shall submit any such Tax Return to the Purchaser for the Purchaser’s review and comment, and the Seller shall accept any reasonable comments provided by the Purchaser. The Seller shall pay all Taxes due with respect to such Tax Returns. The Purchaser shall prepare or cause to be prepared all Tax Returns for the Company and its Subsidiaries for any taxable period (or portion thereof) ending on or prior to the Closing that are required to be filed after the Closing. Each such Tax Return shall be prepared in a manner consistent with past practice and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions), except as otherwise required by a change in applicable Law. At least thirty (30) days prior to the date on which each such Tax Return is required to be filed, the Purchaser shall submit any such Tax Return to the Seller for the Seller’s review and comment, and the Purchaser shall accept any reasonable comments provided by the Seller. The Purchaser shall timely file or cause to be filed such Tax Returns. The Seller shall pay to the Purchaser, at least five (5) Business Days before any such Tax Return is due, all Taxes due pursuant to Section 11.03(a) with respect to the taxable periods covered by such Tax Returns. The Purchaser shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods including, but not ending on, the Closing Date the due date of which (including extensions) is after the Closing Date. Each such Tax Return shall be prepared and timely filed in a manner consistent with past practice and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions), except as otherwise required by a change in applicable Law. At least thirty (30) days prior to the date on which each such Tax Return is required to be filed, the Purchaser shall submit such Tax Return to the Seller for the Seller’s review and comment, and the Purchaser shall accept any reasonable comments provided by the Seller. No Tax Return described in this Section 11.03(d) relating to a Pre-Closing Period shall be filed without the written consent of the

Seller, which consent will not be unreasonably withheld, conditioned or delayed. The Seller shall pay to the Purchaser, at least five (5) Business Days before any such Tax Return is due, all Taxes due pursuant to Section 11.03(a) with respect to Pre-Closing Tax Periods covered by such Tax Returns.

(e) (i) Without the prior written consent of the Seller, the Purchaser will not (A) except for Tax Returns that are filed in accordance with Section 11.03(d), file or amend or permit the Company or its Subsidiaries to file or amend any Tax Return relating to a Pre-Closing Tax Period, (B) with respect to Tax Returns filed pursuant to Section 11.03(d), after the date such Tax Returns are filed pursuant to Section 11.03(d), amend or permit any of the Company or its Subsidiaries to amend any such Tax Return or (C) extend or waive, or cause to be extended or waived, or permit the Company or its Subsidiaries to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period. Neither the Company nor its Subsidiaries shall waive any carryback of any net operating loss, capital loss or credit on any such Tax Return.

(ii) Notwithstanding anything to the contrary herein, the Seller agrees that it shall (A) upon the Purchaser’s written request, (x) enforce its right under Section 1(b) of the Agreement dated March 30, 2009 between ER North America Holdings, Inc. and Classic Media Holdings ER, LLC (the “Side Letter”) to require ER North America Holdings, Inc. to perform its obligation to request relief under U.S. Treasury Regulations Section 301.9100-3 to file an election under U.S. Treasury Regulations Section 1.1502-36(d)(6) to reduce its tax basis in the stock of Entertainment Rights US Holdings Inc., for U.S. federal income tax purposes, to the amount paid to Entertainment Rights Overseas Holdings Limited pursuant to the Agreement dated April 1, 2009 by and among Entertainment Rights PLC (in Administration), Entertainment Rights Overseas Holdings Limited (in Administration), Nicholas Guy Edwards and Carlton Malcom Siddle, Classic Media UK Limited and Classic Media Holdings ER, LLC or (y) assign any and all of its rights under the Side Letter to the Purchaser or a designated Affiliate of Purchaser and (B) cooperate in full with the Purchaser in the preparation and filing of any such election or request for relief and amendment of a Tax Return relating to a Pre-Closing Tax Period that is required as a result of any such election or request for relief (including by delivering written consent to any such amended Tax Return).

(f) All transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed on the Company or the Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes shall be borne equally by the Seller and the Purchaser. The Seller and the Purchaser agree to cooperate with each other in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in either of their possession that is reasonably necessary to complete such returns.

(g) The Seller shall be entitled to any Tax refunds or credits actually applied in a Pre-Closing Tax Period as of the Closing Date that are received by the Purchaser, the Company or its Subsidiaries attributable to Taxes paid by the Seller, the Company or its Subsidiaries with respect to any Pre-Closing Tax Period (or portion thereof) (including any Tax refunds attributable to the carryback of any such items), and the Purchaser shall pay over to the Seller any such refund or the amount of any such credit within five (5) days after actual receipt of such refund or credit against Taxes. After the Closing, the Purchaser shall cooperate with the Seller in seeking any Tax refunds or credit to which the Seller would be entitled under this Section 11.03(g) and shall take any action reasonably requested by the Seller to secure any such Tax refunds or credits.

(h) Any and all existing Tax sharing or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company other than one of its Subsidiaries, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.

(i) Prior to the Closing, the Seller shall use commercially reasonable efforts to file all EC Sales List returns that are required to be filed in order to comply with current HMRC Regulations and shall pay all Taxes required to be shown as due on such EC Sales List returns.

(j) The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(k) Promptly after the Purchaser becomes aware of the existence of a Tax issue that may give rise to an indemnification claim under Section 11.03(a) (a “Tax Controversy”) by it against the Seller, the Purchaser shall notify the Seller of the Tax issue, and thereafter shall promptly forward to the Seller copies of notices and communications with a Governmental Entity relating to such Tax issue. The Seller shall have the responsibility for, and the right to control, at the Seller’s expense, the audit of any Tax Return of the Company or any of its Subsidiaries relating to a taxable period ending on or prior to the Closing Date; provided, however, that (i) the Purchaser and the Company will have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits of such Tax Returns (including any administrative appeals thereof) and (ii) the Seller shall not settle any Tax proceeding with respect to a Tax Controversy on a basis that would adversely affect the Purchaser without obtaining the Purchaser’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller and the Purchaser shall have the responsibility for, and jointly control, each at their own expense, the audit of any Tax Return of the Company or any of its Subsidiaries relating to a taxable period that includes (but does not end on) the Closing Date. If the Seller and the Purchaser are unable to agree on an audit they jointly control, then the Seller and the Purchaser shall submit any disputes to an independent accounting firm acceptable to the Seller and the Purchaser (an “Accounting Firm”) for resolution. The Accounting Firm shall act as an arbitrator to determine, based solely on information provided by the Seller and the Purchaser, and not by independent review, only those issues in dispute with respect to any such audit. The decision of the Accounting Firm shall be final and binding and shall be the exclusive remedy of the parties with respect to any disputes arising with respect to audits which the parties jointly control. Each party shall pay one-half of the Accounting Firm’s fees, costs and expenses. With respect to all other Tax Returns, the Purchaser and the Company will have the responsibility for, and the right to control the audit of, such Tax Returns.

(l) Any indemnity payment to be made under this Section 11.03 shall be paid within ten (10) days after the Purchaser makes written demand upon the Seller, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes (including any estimated Tax payments) are required to be paid to the relevant Governmental Entity. For so long as there are sufficient funds remaining in the Escrow Account (net of amounts reserved for pending claims) to satisfy any indemnification obligation owed by the Seller to the Purchaser or any of its Affiliates pursuant to Section 11.03(a), any such obligations shall be satisfied first from the funds then remaining in the Escrow Account (net of amounts reserved for pending claims), it being understood, for the avoidance of doubt, that the Purchaser shall have direct recourse to the Seller at such time as there are insufficient funds remaining in the Escrow Account to satisfy any such indemnification obligation (after deducting amounts reserved for pending claims); provided that the Seller’s aggregate liability for indemnification (i) pursuant to Section 9.02(a) as a result of or arising from any nonfulfillment, inaccuracy or breach by the Company or the Seller of any representation, warranty, covenant, agreement or other provision contained in Section 4.08 or Section 11.03 (other than Section 11.03(a)) and (ii) pursuant to Section 11.03(a), including any amounts paid from the Escrow Account in respect of such indemnification obligations, shall in no event exceed the Tax Cap.

(m) The indemnification provisions in this Section 11.03 shall survive until thirty (30) days after the expiration of the applicable statute of limitations. If written notice of a claim has been given in accordance with this Section 11.03 prior to the expiration of such indemnification provisions, then such indemnification provisions shall survive as to such claim, until such claim has been finally resolved.

(n) At least seven (7) calendar days prior to the Closing, the Purchaser shall provide to the Seller a proposal with respect to the amount of the total consideration (including liabilities assumed in connection with the consummation of the transactions contemplated by this Agreement) allocated to the shares of Classic Media UK Limited that are owned and distributed by GTCR/Boomerang Holdings/B Corp. as described in Exhibit E (the “Proposed Allocation”). If the Seller does not agree with the Proposed Allocation, each of the Seller and the Purchaser shall negotiate in good faith to agree upon an allocation with respect to such shares prior to the Closing. If the Seller and the Purchaser cannot agree upon an allocation of the total consideration prior to the Closing, the Seller and the Purchaser shall submit, within five (5) Business Days after the Closing, any dispute with respect to the proper allocation of the total consideration to an independent accounting or valuation firm reasonably acceptable to the Seller and the Purchaser (the “Tax Valuation Firm”) for resolution of any matters that remain in dispute. Each of the Seller and the Purchaser agrees to (i) cooperate with the Tax Valuation Firm during the term of such firm’s engagement and (ii) pay one-half of such firm’s fees and expenses. The Tax Valuation Firm shall make a final determination with respect to the allocation of the total consideration within thirty (30) Business Days after the Closing, and each of the Purchaser and the Seller agrees to be bound by such allocation for all Tax purposes.

ARTICLE XII

DEFINITIONS

12.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Additional Consideration” means, as of any date of determination, without duplication, the sum of: (i) any portion of the Escrow Amount paid or payable to the Seller pursuant to this Agreement and the Escrow Agreement, plus (ii) any purchase price adjustments arising under Section 1.05 payable to the Seller, plus (iii) any other consideration paid or payable to the Seller pursuant to this Agreement (other than the Closing Cash Consideration).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Ancillary and Subsidiary Rights for Existing Titles” means the right to exploit the following ancillary and subsidiary rights (in any form or manner) to a given property: merchandising rights, character licensing rights, commercial tie-in rights, print publishing rights, and electronic publishing rights.

“Ancillary and Subsidiary Rights for New Productions” means the right to exploit the following ancillary and subsidiary rights (in any form or manner) to a given property: merchandising rights, character licensing rights, commercial tie-in rights, print publishing rights, electronic publishing rights, soundtrack rights, music publishing rights, music performance rights and clip rights.

“Base Consideration” means $155,000,000.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Chicago, Illinois or New York, New York.

“Cash” means, with respect to the Company and its Subsidiaries, as of the opening of business on the Closing Date, all cash and cash equivalents held by the Company or its Subsidiaries at such time.

“Change of Control Payments” means the aggregate amount of all change of control or bonus payments that are payable by the Company and its Subsidiaries to any Person solely as a result of the consummation of the Closing, together with any employer-paid portion of any employment and payroll taxes related thereto; provided, however, that in no event shall any (a) retention payments made pursuant to any Employment Agreement or (b) any severance payments made to employees who are terminated on or after the Closing Date be considered Change of Control Payments.

“Closing Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the Estimated NWC Adjustment Amount (only if the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount by an amount in excess of $500,000), minus (iv) the Estimated NWC Adjustment Amount (only if the Target Net Working Capital Amount is greater than Estimated Net Working Capital Amount by an amount in excess of $500,000), minus (v) the Escrow Amount, plus (vi) the amount of Estimated Cash, minus (vii) the amount of the Transaction Expenses, minus (viii) the amount of the Change of Control Payments.

“Copyright Termination” means any right of termination of transfer or license of a copyright, or termination or reversion of any right under a copyright, under any Law, including, without limitation, 17 U.S.C. § 203 or §304 or any similar Law, rule or regulation of any Governmental Entity.

“Disability” means a permanent physical or mental incapacity or disability that prohibits either Eric Ellenbogen or John Engelman, as the case may be, from substantially meeting his responsibilities as a senior executive of the Company on a full-time basis.

“Entertainment Properties” means motion pictures of every kind and character whatsoever, including all present and future technological developments, whether produced by means of any photographic, electrical, electronic, optical, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whereby pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including computer generated pictures and graphics, in each case to the extent commissioned or acquired by, otherwise licensed or granted to, or in which any intellectual property rights are otherwise vested in the Company or any of its Subsidiaries. For the avoidance of doubt, Entertainment Properties includes all audio-visual works to the extent owned by or licensed to the Company or any of its Subsidiaries, or for which the Company or its Subsidiaries otherwise possess any right, title or interest, that are made for theatrical, video, television, internet, digital devices (including mobile or smart phones), or any other means of exploitation now known or hereafter devised that are used for purposes of commercial viewing such audio-visual works, including all merchandising and licensing items based thereon (including video games).

“Estimated NWC Adjustment Amount” means the absolute value of the amount (if any) by which the difference between the Target Net Working Capital Amount and the Estimated Net Working Capital Amount exceeds $500,000.

“Final Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.04, plus (iii) the Final NWC Adjustment Amount (only if Net Working Capital as finally determined pursuant to Section 1.04 exceeds the Target Net Working Capital Amount by an amount in excess of $500,000), minus (iv) the Final NWC Adjustment Amount (only if the Target Net Working Capital Amount exceeds Net Working Capital as finally determined pursuant to Section 1.04 by an amount in excess of $500,000), minus (v) the Escrow Amount, plus (vi) the amount of Cash as finally determined pursuant to Section 1.04, minus (vii) the amount of the Transaction Expenses, minus (viii) the amount of the Change of Control Payments.

“Final NWC Adjustment Amount” means the absolute value of the amount (if any) by which the difference between the Target Net Working Capital Amount and Net Working Capital as finally determined pursuant to Section 1.04 exceeds $500,000.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Indebtedness” means, as of any particular time, without duplication, (a) all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of the Company and its Subsidiaries (i) for borrowed money or with respect to deposits or advances of any kind (other than trade payables incurred in the Ordinary Course of Business), (ii) in respect of capitalized leases, (iii) evidenced by notes, bonds, debentures or similar contracts or agreements, (iv) for the deferred purchase price of property, goods or services (but excluding trade payables incurred in the Ordinary Course of Business and earn-outs not yet earned), (v) in respect of letters of credit and bankers’ acceptances, in each case, to the extent drawn or funded and (vi) under interest rate or foreign currency exchange protection agreements, swap agreements, collar agreements or other hedging agreements, and (b) all indebtedness in the nature of guarantees of the obligations of other Persons described in clauses (a)(i) through (a)(vi), and all such obligations of other Persons secured by a Lien on any property of the Company or any of its Subsidiaries other than Permitted Liens. For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the opening of business on the Closing Date. For the avoidance of doubt, for purposes of Article I, Article II and Exhibits A, B and D of this Agreement, Indebtedness shall not include any amounts that have been taken into account in the calculation of Net Working Capital.

“Intellectual Property” means any or all of the following: (i) copyrights and registrations and applications for registration thereof; (ii) trade names, trademarks, service marks and trade dress, and registrations and applications for registration thereof; (iii) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iv) internet uniform resource locators and domain names; and (v) inventions, know-how, trade secrets, and proprietary information.

“Key Entertainment Properties” means those Entertainment Properties identified as “Key Entertainment Properties” on Section 4.10(a)(ii) and Section 4.10(a)(iii) of the Intellectual Property Schedule.

“Law” means any law, rule, regulations, judgment, injunction, order, ordinance, statute, decree or other restriction of any court or other Governmental Entity.

“Liens” means any encumbrance, hypothecation, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security interest, option, title retention or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions generally affecting the industry in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof; (v) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vi) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; provided that, in the case of clauses (ii), (iv), (v) and (vii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or will occur.

“Net Working Capital” means (i) current assets (excluding Cash and deferred income tax assets) of the Company and its Subsidiaries as of the opening of business on the Closing Date, minus (ii) current liabilities (excluding Indebtedness, deferred income tax liabilities, Transaction Expenses and Change of Control Payments) of the

Company and its Subsidiaries as of the opening of business on the Closing Date, in each of the immediately preceding clauses (i) and (ii), as determined in accordance with GAAP on a basis consistent with the principles used by the Company in the preparation of Exhibit A attached hereto. Exhibit A attached hereto sets forth an example of the calculation of the Net Working Capital as of February 29, 2012.

“Non-Key Entertainment Properties” means any Entertainment Properties with respect to which the Company or any of its Subsidiaries owns, is licensed or otherwise possesses any right, title or interest, excluding the Key Entertainment Properties.

“Non-Recourse Party” means, with respect to a party to this Agreement, any of such party’s former, current and future equity holders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing), unless such Person is itself a party to this Agreement.

“Ordinary Course of Business” means the ordinary course of business (including with regard to nature, frequency and magnitude).

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property and which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and its Subsidiaries’ businesses; (vii) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (viii) Liens on goods in transit incurred pursuant to documentary letters of credit; (ix) Liens on Intellectual Property arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money (including licenses to Intellectual Property, customary consultation and/or approval rights of third parties (including underlying rights holders, joint venture partners, directors and producers)); and (x) rights of Copyright Termination.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Representative” means, with respect to any Person, any officer, director, employee, consultant or contractor of, or any investment banker, attorney, accountant or other advisor, agent or representative of, such Person.

“Specified Representations” means the representations and warranties set forth in Section 4.04, Section 4.08, Section 4.19, Section 5.03 and Section 5.07.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing member or general partner of such partnership, association or other business entity.

“Tangible Asset” means all physical properties of, or relating to, any item of the Entertainment Properties, including prints, negatives, duplicating negatives, fine grains, music and sound effects tracks, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all promos and other advertising and publicity materials, stock footage, trims, tabs, out-takes, cells, drawings, storyboards, models, sculptures, puppets, sketches and continuities.

“Target Net Working Capital Amount” means $(5,574,000), calculated in accordance with GAAP on a basis consistent with the principles used by the Company in preparing the calculations set forth on Exhibit D attached hereto.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, sales, use, transfer, value-added, excise, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, or other tax including any interest, penalties or additions to tax.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax.

“Transaction Expenses” shall mean all fees and expenses payable in connection with the transactions contemplated by this Agreement by the Company or its Subsidiaries or the Seller or its Affiliates to the extent set forth on the Transaction Expenses Schedule attached hereto (which Schedule may be updated from time to time by the Seller prior to final delivery in accordance with Section 7.04).

12.02 Other Definitional Provisions. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control. Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

12.03 Index of Defined Terms.

Page
2012 Reorganization	12
Accounting Firm	46
Additional Consideration	47
Affiliate	47
Agreement	1
Ancillary and Subsidiary Rights for Existing Titles	47
Ancillary and Subsidiary Rights for New Productions	47
Antitrust Laws	33
Base Consideration	48
Business Day	48
Cash	48
Change of Control Payments	48
Closing	4
Closing Balance Sheet	2
Closing Cash Consideration	48
Closing Date	4
Closing Transactions	4
Code	19
Collective Bargaining Agreement	12
Company	1
Company Employee	22
Company Plans	32
Confidentiality Agreement	28
Continuing Employee	32
Copyright Termination	48
Disability	48

Page
Disclosure Schedules	6
Entertainment Properties	48
Environmental Requirements	21
ERISA	19
ERUSH	9
Escrow Account	4
Escrow Agent	4
Escrow Agreement	4
Escrow Amount	4
Estimated Cash	2
Estimated Indebtedness	2
Estimated Net Working Capital Amount	2
Estimated NWC Adjustment Amount	49
Final Cash Consideration	49
Final NWC Adjustment Amount	49
Financial Statements	8
GAAP	49
Governmental Entity	49
GTCR Advisory Agreement	21
HSR Act	18
Indebtedness	49
Indemnitee	38
Indemnitor	38
Intellectual Property	50
K&E	4
Key Entertainment Properties	50

Latest Balance Sheet	8
Law	50
Leased Real Property	10
Liens	50
Limited Guaranty	1
Losses	35
Material Adverse Effect	50
Material Contract	12
Net Working Capital	51
Non-Key Entertainment Properties	51
Non-Recourse Party	51
Objections Statement	3
Ordinary Course of Business	51
Outside Date	41
Participant	20
Permits	20
Permitted Liens	51
Person	52
Plan	19
Plans	19
Pre-Closing Tax Period	42, 44
Preliminary Statement	2
Premium Cap	32
Proposed Allocation	47
Purchase Price	2
Purchaser	1
Purchaser Deductible	35

Purchaser Indemnitee	34
Purchaser Mini-Basket	35
Purchaser Parties	36
Purchaser’s Representatives	28
Representative	52
Schedule	6
Seller	1
Seller Deductible	37
Seller Indemnitee	37
Seller Mini-Basket	37
Seller Parties	36
Seller Schedules	22
Specified Representations	52
Subsidiary	52
Tangible Asset	52
Target Net Working Capital Amount	52
Tax	52
Tax Benefit	39
Tax Controversy	45
Tax Returns	53
Tax Valuation firm	47
Third Party Claim	38
Transaction Expenses	53
Transfer Taxes	45
Units	1
Valuation Firm	3

ARTICLE XIII

MISCELLANEOUS

13.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto (or any Affiliate to a party hereto) without the joint approval of the Purchaser and the Seller, unless required by Law (in the opinion of counsel) in which case the Purchaser and the Seller shall have, to the extent reasonably practicable, the right to review such press release, announcement or communication prior to issuance, distribution or publication.

13.02 Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that, if the Closing occurs, the Purchaser shall pay the Transaction Expenses as provided in Section 2.02(f).

13.03 Knowledge Defined. For purposes of this Agreement, “the Company’s knowledge” and “knowledge of the Company” as used herein shall mean the actual knowledge after reasonable inquiry of Eric Ellenbogen, John Engelman, Jeff Farnath and John Ruzich, and “the Purchaser’s knowledge” and “knowledge of the Purchaser” as used herein shall mean the actual knowledge after reasonable inquiry of Lew Coleman, Andrew Chang and Rich Sullivan.

13.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser and, after the Closing, the Company:

DreamWorks Animation SKG, Inc.

1000 Flower Street

Glendale, CA 91201

Attn: Andrew Chang, Esq., General Counsel and Corporate Secretary

Facsimile No.: (818) 695-6123

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn:	Faiza J. Saeed, Esq.
Eric L. Schiele, Esq.

Facsimile No.: (212) 474-3700

Notices to the Seller and, prior to the Closing, the Company:

Boomerang Media Holdings I LLC

Boomerang Media Holdings II LLC

85 Fifth Avenue, 6th Floor

New York, New York 10003

Attn:	Chief Executive Officer

Facsimile No.: (646) 861-5562

with copies to (which shall not constitute notice):

GTCR LLC

300 North LaSalle Street

Chicago, Illinois 60654

Attn:	David A. Donnini
George E. Sperzel
Tannaz S. Chapman

Facsimile No.: (312) 382-2201

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attn:	Stephen L. Ritchie, P.C.
Michael H. Weed, P.C.

Facsimile No.: (312) 862-2200

13.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser without the prior written consent of the Company and the Seller.

13.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.

13.08 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule referenced in a particular Section of this Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in Article IV of this Agreement whether or not such representations and warranties refer to such Schedule if the relevance of such disclosure to such other representations and warranties is reasonably apparent on its face. In the event a subject matter is addressed in more than one representation and warranty in Article IV, the Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits does not constitute an admission or determination that such dollar amount or item (i) is indicative of what is or is not material to the Company and its Subsidiaries, (ii) establishes a standard of materiality or (iii) is within or outside the Ordinary Course of Business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of this Agreement, if the Company or a Person acting on its behalf posts, prior to 11:05 p.m. CDT on the date hereof, a document to the online data room hosted on behalf of the Company and located at the website of Intralinks, Inc. under the name “Project Casper” and to which the Purchaser and the Purchaser’s Representatives have had access, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Company.

13.09 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No failure or delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.10 Complete Agreement. This Agreement (including the Schedules and Exhibits) and the documents referred to herein (including the Confidentiality Agreement, the Escrow Agreement and the Limited Guaranty) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13.11 Third-Party Beneficiaries. Section 8.03 shall be enforceable by the current and former officers, directors and similar functionaries of the Company and/or its Subsidiaries and his or her heirs and representatives. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

13.12 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR THE ESCROW AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.13 Purchaser Deliveries. The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser’s Representatives shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.

13.14 Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

13.15 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

13.16 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.17 Jurisdiction. Except as otherwise expressly provided in this Agreement (including Section 1.04), any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.04 shall be deemed effective service of process on such party.

13.18 No Recourse. Except to the extent set forth in the Limited Guaranty and except in the case of fraud, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party.

13.19 Specific Performance.

(a) Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

(b) To the extent any party hereto brings any action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.

*     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the date first above written.

Company:	BOOMERANG MEDIA HOLDINGS II LLC

	By:	/s/ Eric Ellenbogen
Name: Eric Ellenbogen Title: Co-CEO

Purchaser:	DREAMWORKS ANIMATION SKG, INC.

	By:	/s/ Jeffrey Katzenberg
Name: Jeffrey Katzenberg Title: CEO

Seller:	BOOMERANG MEDIA HOLDINGS I LLC

	By:	/s/ John Engelman
Name: John Engelman Title: Co-CEO and President

Signature Page to Securities Purchase Agreement